Exhibit 2.01

STOCK PURCHASE AGREEMENT

by and among

FORCEFIELD ENERGY INC.,
as Buyer,

Mitchell Barack, as Seller

and

ESCO Energy Services Company

Dated as of October 17, 2014

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (together with all Disclosure Schedules and Exhibits hereto, this “Agreement”), dated as of October 17, 2014, is entered into by and among ForceField Energy Inc., a Nevada corporation (“Buyer”), ESCO Energy Services Company, a Massachusetts corporation (the “Company”), and Mitchell Barack, the president and sole stockholder of the Company (the “Seller”). Certain capitalized terms not otherwise defined in the text of this Agreement are defined in Section 10.1 hereof.

RECITALS

WHEREAS, Seller is the owner of all of the issued and outstanding capital stock of the Company, as set forth on Schedule 3.3 hereto; and

WHEREAS, on the Closing Date (as defined herein), Buyer shall purchase (the “Share Purchase”) from Seller all of the issued and outstanding common stock, no par value (the “Common Stock”) of the Company (the “Purchased Shares”), for an aggregate purchase price of $7,500,000, payable as described herein;

NOW, THEREFORE, in consideration of the respective covenants, representations, warranties and agreements hereinafter set forth, and intending to be legally bound hereby, the Parties hereto agree as follows.

ARTICLE 1
PURCHASE AND SALE

1.1 Purchase and Sale.  Subject to the terms and conditions of this Agreement, on the Closing Date, Seller shall sell, assign, transfer, convey and deliver to Buyer, and Buyer shall purchase from Seller, the Purchased Shares. Seller shall deliver to Buyer at the Closing the originally issued share certificates representing the Purchased Shares, free and clear of all Liens (other than Permitted Liens) and accompanied by duly executed stock powers or similar documents of transfer (endorsed in blank).

1.2 Purchase Price; Payment.  Subject to the terms and conditions of this Agreement, on the Closing Date, Buyer shall pay to Seller, in full payment for the Purchased Shares, and in reliance upon the representations, warranties and covenants made herein by Seller, an aggregate of not less than $7,500,000 (the “Purchase Price”), which Purchase Price shall be subject to adjustment as provided herein.  The Purchase Price shall be payable as follows, on the Closing Date:

(a) Buyer shall deliver the Employee Transaction Payments to the Company for further distribution to the applicable employees in accordance with the payroll practices of the Company.

(b) Buyer shall deliver to Seller $1,000,000 in cash by wire transfer of immediately available funds to the account designated in writing by Seller to Buyer.

(c) Buyer shall issue and deliver to Seller 366,845 Forcefield Shares (the “Share Consideration”).  The Share Consideration shall be free and clear of all liens, other than restrictions on transfer for twelve (12) months, as provided in the Lock-Up Agreement and any restrictions under applicable state or Federal securities laws.

(d) Buyer shall deliver to Seller a secured promissory note in the principal amount of $2,075,000, made by Buyer in favor of Seller (“Seller Note 1”).  Seller Note 1 shall bear interest at the rate of 6.02% per annum and shall be secured by 687,500 Forcefield Shares pursuant to the terms of the Pledge and Security Agreement.  Seller Note 1 shall mature and the principal and unpaid interest thereon shall be due and payable on the date that is 18 months after the Closing Date.

(e) Buyer shall deliver to Seller a secured promissory note in the principal amount of $1,075,000, made by Buyer in favor of Seller (“Seller Note 2” and together with Seller Note 1, the “Seller Notes”).  Seller Note 2 shall bear interest in the aggregate amount of $45,000 and shall be secured by all of the assets of the Company.  Seller Note 2 shall mature and be due and payable on the date that is thirty (30) days after the Closing Date.

1.3 Line of Credit Repayment.  On the Closing Date, Buyer shall deliver to Pittsfield Cooperative Bank by wire transfer of immediately available funds to the account designated by Pittsfield Cooperative Bank in writing the Line of Credit Balance, against receipt of a customary pay-off letter.

1.4 Tax Treatment.  The Parties agree that the transactions contemplated herein will be treated as a sale of the Purchased Shares by the Seller in exchange for the Purchase Price for United States federal, state and local income tax purposes.

ARTICLE 2
POST CLOSING PURCHASE PRICE ADJUSTMENTS

2.1 Closing Date and Target Net Working Capital Calculations. The Parties have agreed that the “Target Net Working Capital” shall be $950,000.

2.2 Actual Net Working Capital Calculation.

(a) Within one hundred twenty (120) days after the Closing Date, Buyer shall deliver to Seller a statement (the “Closing Date Statement”) setting forth Buyer’s calculation of Net Working Capital as of the Closing Date, prepared in accordance with GAAP, the Accounting Principles, and the definition of Net Working Capital in Section 10.1(gg), and without taking into account any of the transactions contemplated by this Agreement.

(b) Review of Closing Date Statement.  If Seller has any objections to the Closing Date Statement, Seller shall, within thirty (30) Business Days after Seller’s receipt thereof (the “Notice Period”), give written notice (the “Objection Notice”) to Buyer specifying in reasonable detail such objections and the basis therefor, and Seller’s alternative calculations.  If Seller does not deliver the Objection Notice within the Notice Period, Buyer's determinations on the Closing Date Statement shall be final, binding and conclusive on Seller and Buyer.

(c) Resolution of Objections.  If Seller provides an Objection Notice within the Notice Period, Seller and Buyer shall negotiate in good faith during the fifteen (15) Business Day period (the “Resolution Period”) after the date of Buyer's receipt of the Objection Notice to resolve any disputes regarding the Closing Date Statement. If Seller and Buyer are unable to resolve all such disputes within the Resolution Period, then within five (5) Business Days after the expiration of the Resolution Period, all unresolved disputes shall be submitted to a third party arbitrator reasonably acceptable to Buyer and Seller (the “Arbitrator”), who shall be engaged to provide a final, binding and conclusive resolution of all such unresolved disputes within thirty (30) Business Days after such engagement. The Arbitrator shall act as an independent arbitrator to determine only those issues that remain in dispute.  Upon final resolution of all disputed items, the Arbitrator shall issue a report showing its final calculation of such disputed items. The determination of the Arbitrator shall be final, binding and conclusive on Seller and Buyer and each of their respective Affiliates, successors and assigns, and not subject to collateral attack for any reason (other than manifest error on its face or fraud), and the fees and expenses of the Arbitrator shall be borne by Seller and Buyer in proportion to the amounts by which their proposals differed from the Arbitrator's final determination. Without limiting the foregoing, each of Buyer and Seller will indemnify and hold each other harmless from the other Party’s failure to pay its portion of the fees and expenses of the Arbitrator. In no event shall the Arbitrator assign a value to any item greater than the greatest value for such item claimed by either Buyer or Seller, as applicable, or less than the small value for such item claimed by any such Party and the Arbitrator shall be required to make its determination in accordance with the following: (i) in accordance with GAAP and applying the Accounting Principles and the definition of Net Working Capital in Section 10.1(gg); (ii) based solely on the presentations by Seller and Buyer and not by independent review; (iii) bound by the principles set forth in this Section 2.2 (without regard to principles of equity); and (iv) only determining the items in dispute and taking into account at face value the items in the Closing Date Statement that were not specifically object to in the Objection Notice or that were otherwise resolved by Buyer and Seller in accordance with this Section 2.2(c). Any documents submitted by either Buyer or Seller to the Arbitrator, either unilaterally or at the Arbitrator’s request, shall be simultaneously submitted to the other Party. In connection with the resolution of any dispute, Seller and Buyer shall each pay its own fees and expenses, including without limitation, legal, accounting and consultant fees and expenses.  Notwithstanding anything to the contrary in this Agreement, any disputes regarding amounts shown in the Closing Date Statement shall be resolved as set forth in this Section 2.2(c). The amount of the Net Working Capital as of the Closing Date (A) as accepted or deemed accepted under Section 2.2(b), (B) mutually determined under Section 2.2(c), or (C) as determined after the resolution of the Arbitrator of the items in dispute in accordance with Section 2.2(c), shall constitute the “Actual Closing Date Net Working Capital.”

2.3 Net Working Capital Purchase Price adjustments.

(a) Decrease in Purchase Price.  If the Actual Closing Date Net Working Capital is less than the Target Net Working Capital, then the Purchase Price shall be decreased by the dollar amount that the Target Net Working Capital exceeds the Actual Closing Date Net Working Capital (the “Reduction Amount”).

(b) Increase in Purchase Price.  If the Closing Date Net Working Capital is greater than the Target Net Working Capital, then the Purchase Price shall be increased by the dollar amount that the Closing Date Net Working Capital exceeds the Actual Closing Date Net Working Capital (the “Increase Amount”).

(c) Adjustment Mechanism.  Adjustments to the Purchase Price shall be effected by amending the principal amount of Seller Note 1 as follows:

(i) In the event of a decrease in the Purchase Price, the principal amount of Seller Note 1 shall be reduced by the Reduction Amount.

(ii) In the event of an increase in the Purchase Price, the principal amount of Seller Note 1 shall be increased by the Increase Amount.

2.4 Earnout Purchase Price Adjustments. As further additional consideration for the Purchased Shares, Seller will also be entitled to receive up to $5,000,000 in contingent payments (the “Earnout Payments”) during the period commencing on the Closing Date and ending on June 30, 2017 (the “Earnout Period”). Seller may also, by written notice to Buyer and the Company given prior to the date any Earnout Payment is payable, direct that all or any portion of an Earnout Payment be made to employees of the Company designated by Seller, in which event the portion so designated by Seller shall be deducted from the Earnout Payment otherwise due to to Seller and instead delivered by Buyer to the Company for further distribution to the designated employees in the same manner as contemplated hereby for the making of Employee Transaction Payments.  Earnout Payments shall be contingent upon the Company achieving the EBITDA targets set forth below during the Earnout Period.

(a) Calculation of EBITDA.  The Company’s EBITDA shall be calculated by Buyer for the periods and as of the end of the quarterly periods set forth below:

Quarter Ending	EBITDA Calculation Period
December 31, 2014	Closing Date to December 31, 2014
March 31, 2015	Closing Date to March 31, 2015
June 30, 2015	Closing Date to June 30, 2015
September 30, 2015	Closing Date to September 30, 2015
December 31, 2015	January 1, 2015 to December 31, 2015
March 31, 2016	April 1, 2015 to March 31, 2016
June 30, 2016	July 1, 2015 to June 30, 2016
September 30, 2016	October 1, 2015 to September 30 2016
December 31, 2016	January 1, 2016 to December 31, 2016
March 31, 2017	April 1, 2016 to March 31, 2017
June 30, 2017	July 1, 2016 to June 30, 2017

(b) EBITDA Targets.  The EBITDA targets (the “EBITDA Targets”) and each of their associated Earnout Payments are set forth below:

EBITDA Target	Earnout Payment
$2,000,000	$1,000,000
$2,200,000	$1,000,000
$2,400,000	$1,000,000
$2,600,000	$666,667
$2,800,000	$666,667
$3,000,000	$666,666

Earnout Payments will only be earned one time for each EBITDA Target.  Accordingly, if the Company achieves EBITDA of $2,400,000 for an EBITDA Calculation Period, it will receive an Earnout Payment of $3,000,000.  If in the following EBITDA Calculation Period the Company achieves EBITDA of $2,200,000, there will be no Earnout Payment for that EBITDA Calculation Period, or if in the following EBITDA Calculation Period, the Company achieves EBITDA of $2,800,000, there will be an additional Earnout Payment for that EBITDA Calculation Period of $1,333,334.00.

(c) Form of Earnout Payments.  Earnout Payments shall be payable by Buyer to Seller in a combination of 50% cash and 50% in Forcefield Shares (each, a “Share Earnout Payment”).  The aggregate number of Forcefield Shares issuable pursuant to a Share Earnout Payment shall be determined by taking 50% of the Share Earnout Payment and dividing that amount by an amount equal to 95% of the volume weighted-average closing price per Forcefield Share as quoted on the NASDAQ Capital Market for the 30 trading days immediately prior to the end of the applicable EBITDA Calculation Period.  All Forcefield Shares issued as Share Earnout Payments shall be subject to Lock-Up Agreements, provided that any Forcefield Shares issued as Share Earnout Payments shall not be restricted for a period in excess of six (6) months.  An example of how Earnout Payments will be determined is attached hereto as Exhibit A.

(d) Timing of Earnout Payments.  All Earnout Payments shall be due and payable no later than 30 days following the determination of the Final Earnout Calculation Statement.

(e) Fair Dealing; Continuity of Obligations. During the Earnout Period, Buyer agrees to act in good faith in the operation of the business of the Company as it relates to the achievement of the EBITDA Targets and the Parties agree that, except with the written consent of Seller, neither Buyer nor the Company, directly or indirectly shall cause or permit to be taken any action or engage in any transaction or series of related transactions, or enter into an agreement to do the same, with the primary purpose of reducing the Company’s EBITDA in order to reduce or eliminate any obligations to make an Earnout Payment hereunder, including, without limitation, (i) materially changing the nature of the business, (ii) changing the Company’s methods of accounting, billing and collection practices, (iii) making intercompany charges to the Company which reduce the Company EBITDA other than on arms-length terms not more costly than could be obtained from third parties, or (iv) failing to provide the Company with sufficient capital and bonding support.  Additionally, during the Earnout Period, Buyer shall not directly or indirectly restrict or preclude the Company from pursuing business opportunities directly related to the Company’s business or the Company’s ability to deliver its products and services in a timely fashion in the ordinary course of business consistent with past practice. In the event that, during the Earnout Period, there is consummated a transaction or series of related transactions pursuant to which (A) all or substantially all of the assets used in the business of the Company are sold or transferred to a non-affiliate of Buyer, or (B) Buyer ceases to hold, directly or indirectly, a majority of the equity interests of the Company (whether by merger, consolidation, acquisition of equity interests or all or substantially all of the assets of the Company or otherwise), proper provision shall be made so that the successors and assigns of the Company or Buyer, as the case may be, assume the obligations set forth in Sections 2.4 and 2.5 and agree to be bound by the terms hereof to the same extent as Buyer.

2.5 Review of EBITDA Calculations.

(a) Within forty-five (45) days after the end of each EBITDA Calculation Period, Buyer shall prepare and deliver to Seller a written statement (in each case, an “Earnout Calculation Statement”), setting forth in reasonable detail its determination and calculation of the EBITDA for the EBITDA Calculation Period and, the Earnout Payment, if any, payable to Seller and the amount payable in cash and the number of Forcefield Shares issuable to Seller, with supporting documentation relating to such calculations.

(b) Seller shall have fifteen (15) business days after receipt of the Earnout Calculation Statement (the “Review Period”) to review such statement. Prior to the expiration of the Review Period, Seller may object to the Earnout Calculation Statement by delivering a written notice of objection (an “Earnout Calculation Objection Notice”) to Buyer. Any Earnout Calculation Objection Notice shall specify the items in the Earnout Calculation Statement in dispute and shall describe in reasonable detail the basis for such objection. If Seller fails to deliver an Earnout Calculation Objection Notice to Buyer prior to the expiration of the Review Period, then the Earnout Calculation Statement shall be final and binding on the Parties hereto. If Seller timely delivers an Earnout Calculation Objection Notice, then Buyer and Seller shall negotiate in good faith to resolve the disputed items and agree upon the resulting amount of the Earnout Payment for the EBITDA Calculation Period. If Buyer and Seller are unable to reach agreement within fifteen (15) days after such an Earnout Calculation Objection Notice has been given, all unresolved disputed items shall be resolved in accordance with the procedures set forth in Section 2.2(c) by the Arbitrator.  If unresolved disputed items are submitted to the Arbitrator, Buyer and Seller shall each furnish to the Arbitrator such work papers, schedules and other documents and information relating to the unresolved disputed items as the Arbitrator may reasonably request; provided that any work papers, schedules and other documents and information submitted to the Arbitrator shall be simultaneously delivered to the other Party. The Arbitrator shall resolve the disputed items based solely on the applicable definitions, in accordance with the principles set forth in Section 2.2(c), and other terms in this Agreement and the presentations by Buyer and Seller, and not by independent review. The Earnout Calculation Statement (A) as accepted or deemed accepted under Section 2.5(b), (B) mutually determined under Section 2.5(b), or (C) as determined after the resolution of the Arbitrator in accordance with Section 2.5(b), shall constitute the “Final Earnout Calculation Statement.”

(c) In connection with Seller’s rights to review the Earnout Calculation Statement under Section 2.5(b), from the date hereof until the end of the Earnout Period, upon reasonable advance written notice and without unreasonable disruption to the business, except as prohibited by applicable Law, Buyer shall, and shall cause the Company and its officers, employees, agents, independent accountants and advisors to, furnish to Seller and its representatives, at reasonable times and places, (i) such access to the assets, books and records of the Company as Seller may from time to time reasonably request and (ii) such access to financial and operating data and other information relating to the Company as Seller may from time to time reasonably request.

ARTICLE 3

JOINT AND SEVERAL REPRESENTATIONS AND WARRANTIES OF SELLER AND THE COMPANY

The Company and Seller, jointly and severally, represent and warrant to Buyer that each statement in this ARTICLE 3 is true and correct as of the date hereof.

3.1 Organization and Qualification. The Company is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Massachusetts and has full corporate power and authority to conduct its business as and to the extent now conducted and to own, use and lease its assets.  The Company is duly qualified, licensed or admitted to do business and is in good standing in each jurisdiction in which the ownership, use or leasing of its assets, or the conduct or nature of its business, makes such qualification, licensing or admission necessary, except for such failures to be so duly qualified, licensed, admitted to do business, and in good standing that have not had and would not reasonably be expected to have a Material Adverse Effect.

3.2 Authority; Enforceability.  The Company has full corporate power, authority and capacity to enter into this Agreement and the other Transaction Documents to which it is a party, as applicable, and to perform its obligations hereunder and thereunder.  The execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized and approved by all required actions of the Company and no other actions on the part of the Company are necessary to authorize and approve this Agreement and the other Transaction Documents and the transactions contemplated hereby and thereby.  This Agreement has been duly executed and delivered by the Company, and constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally or by the principles governing the availability of equitable remedies). At Closing, all other Transaction Documents to be executed and delivered by the Company shall have been duly executed and delivered by the Company.  All other Transaction Documents executed and delivered by the Company shall constitute valid and binding obligations of the Company, enforceable against each in accordance with their terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally or by the principles governing the availability of equitable remedies).

3.3 Capitalization of Company. The authorized and issued and outstanding capital stock of the Company is set forth on Schedule 3.3 hereto.  All of the issued and outstanding capital stock of the Company has been duly authorized and validly issued and are fully paid and nonassessable, with Seller being the lawful record and beneficial owner of such securities.  All of the issued and outstanding capital stock of the Company has been issued in compliance with all applicable Law.  There are no outstanding Purchase Rights with respect to the capital stock of the Company or agreements, arrangements or understandings to issue Purchase Rights with respect to the capital stock of the Company, nor are there any preemptive rights or agreements, arrangements or understandings to issue preemptive rights with respect to the issuance or sale of the capital stock of the Company.

3.4 Books and Records. Seller has delivered to Buyer, true, correct and complete copies of the articles of organization of the Company (the “Charter”) certified by the Secretary of the Commonwealth of Massachusetts.  Seller has delivered to Buyer true, correct and complete copies of the bylaws of the Company (the “Bylaws”) certified by the secretary of the Company. The Charter and Bylaws shall be collectively referred to herein as the “Charter Documents.”  Copies of the Charter Documents are annexed hereto as Exhibit B.

3.5 Subsidiaries.  The Company does not own, directly or indirectly any stock or other equity interest in any other Person.

3.6 Non-Contravention.  The execution and the delivery of this Agreement, the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, do not and will not:

(a) conflict with or result in a violation or breach of any of the terms, conditions or provisions of applicable Charter Documents of the Company;

(b) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Company is subject;

(c) except as set forth on Schedule 3.6, result in any violation or breach of, constitute (with or without notice or lapse of time or both) a default under or conflict with (or give rise to a right of termination, amendment, cancellation or acceleration of any material obligation or loss of any benefit under) the provisions of any Lease, Contract or other agreement to which a Company is a party or by which it or any of its properties or assets is otherwise bound; or

(d) create any Lien on any of the properties or assets of the Company.

3.7 Real Property.

(a) The Company has no Owned Real Property.

(b) Schedule 3.7(b) hereto sets forth the address of each parcel of Leased Real Property, and a true and complete list of all Leases, subleases or other similar agreements and any amendments, modifications or extensions thereto for each such Leased Real Property (including the date and name of the parties to such Lease document).  The Company has delivered to Buyer a true and complete copy of each such Lease document, and in the case of any oral Lease, a written summary of the material terms of such Lease. Except as set forth in Schedule 3.7(b):

(i) each Lease is a legal, valid and binding agreement of the Company free and clear of all Liens (other than Permitted Liens) and there is no notice of any material uncured default (or any condition or event which, after notice or lapse of time or both, would constitute a material default) thereunder.  The Company has not assigned, sublet, transferred, hypothecated or otherwise disposed of its interest in any Lease.  No penalties set forth therein are accrued and unpaid under any Leased Real Property;

(ii) there are no claims, actions or proceedings, actual or, to Seller’s Knowledge, threatened, against the Company or the Leased Real Property by any Person which would materially affect the future use or occupancy by the Company of the Leased Real Property or any material part thereof;

(iii) other than as set forth on Schedule 3.6, the transactions contemplated by this Agreement and the other Transaction Documents do not require the consent of any other party to such Lease, will not result in a breach of or default under such Lease, and will not otherwise cause such Lease to cease to be legal, valid, binding, enforceable and in full force and effect on identical terms following the Closing.

(c) All buildings, structures, fixtures, building systems and equipment, and all components thereof, including the roof, foundation, load-bearing walls and other structural elements thereof, heating, ventilation, air conditioning, mechanical, electrical, plumbing and other building systems, environmental control, remediation and abatement systems, sewer, storm and waste water systems, irrigation and other water distribution systems, parking facilities, fire protection, security and surveillance systems, and telecommunications, computer, wiring and cable installations, only to the extent included in, and used by the Company as part of, the Leased Real Property (the “Improvements”) are in materially good condition and repair and sufficient for the operation of the Business. To Seller’s Knowledge, there are no structural deficiencies or latent defects materially affecting any of the Improvements and there are no facts or conditions affecting any of the Improvements that would, individually or in the aggregate, interfere in any material respect with the use or occupancy of the Improvements or any portion thereof in the operation of the Business as currently conducted thereon.

(d) All certificates of occupancy, permits, licenses, franchises, approvals and authorizations (collectively, the “Real Property Permits”) of all governmental authorities, boards of fire underwriters, associations or any other entity having jurisdiction over the Leased Real Property that are required or appropriate to use or occupy the Leased Real Property or operate the Business as currently conducted thereon, have been issued and are in full force and effect. Schedule 3.7(b) lists all material Real Property Permits held by the Company with respect to each parcel of Leased Real Property.  Seller has delivered to Buyer a true and complete copy of all Real Property Permits. The Company has not received any written notice from any governmental authority or other entity having jurisdiction over the Leased Real Property threatening a suspension, revocation, modification or cancellation of any Real Property Permit and there is no Basis for the issuance of any such notice or the taking of any such action. Other than as set forth on Schedule 3.7(d), the Real Property Permits are transferable to Buyer without the consent or approval of the issuing governmental authority or entity; no disclosure, filing or other action by the Company is required in connection with such transfer; and Buyer shall not be required to assume any additional liabilities or obligations under the Real Property Permits as a result of such transfer.  None of the Leased Real Property or any portion thereof is located in a flood hazard area (as currently defined by the Federal Emergency Management Agency).

3.8 Tangible Personal Property.

(a) The Company owns or leases all buildings, machinery, equipment, and other tangible assets necessary for the conduct of its business as presently conducted.  Each such tangible asset has been maintained in accordance with normal industry practice, and is in good operating condition and repair (subject to normal wear and tear).

(b) Schedule 3.8(b) hereto sets forth a true and correct list of all of the machinery and equipment of every kind and nature whatsoever, rolling or fixed, leased by the Company as of the date of this Agreement, and utilized in the conduct of the Business.

(c) The Company is in possession of and has good and valid title to, or has valid leasehold interests in or valid rights under contract to use, all tangible personal property used by the Company in its business (the “Owned and Leased Assets”), including all such Owned and Leased Assets reflected on the Most Recent Balance Sheet (as defined below) and Owned and Leased Assets acquired since the date of the Most Recent Balance Sheet, other than obsolete or replaced items disposed of since such date, and other property disposed of since such date in the ordinary course of business. Except as set forth on Schedule 3.8(b), all such Owned and Leased Assets, or in the case of leased assets, the Company's rights with respect thereto, are free and clear of all Liens, other than Permitted Liens.

3.9 Intellectual Property.

(a) The Company, owns, or has, the right to use, all Intellectual Property (as defined below) used in the conduct of its business as it is now conducted, and the consummation of the transactions contemplated hereby will not alter or impair the use of any such rights, except as set forth on Schedule 3.6. To Seller’s Knowledge, no claims have been asserted by any Person which are currently pending against the Company challenging or questioning the use by the Company or the validity or effectiveness of any Intellectual Property used by the Company.

(b) “Intellectual Property” means all patents, trademarks, designs, service marks, copyrights, trade or business names, trade dress and slogans (and all registrations of any of the foregoing, and all applications for registration thereof), used in or for the Business and includes, all research and development and all results of all projects related thereto whether partial, in progress or completed, trade secrets, vendor information, lists and data bases, proprietary processes and other information, methods and apparatus, information not known to the general public, ideas, concepts, drawings, discoveries, formulae, technical information, product and service developments, inventions, improvements, software, source codes and materials, object codes and materials, algorithms, techniques, information with respect to firmware and hardware, and any information relating to any product or software program which has either been developed, acquired or licensed for or used in or necessary for the Business, and also including the maintenance, modification or enhancement of any and all of the foregoing, all vendor and customer sales and purchase records and files of or related to the Business, and all outsourcing, fulfillment, dealer, quality control and assurance, pricing and testing information.

(c) Schedule 3.9(c) hereto, sets forth a complete and accurate list of all U.S. and foreign registrations and applications for registration of copyrights, patents, trademarks, service marks and Internet domain name registrations included within the Intellectual Property (the “Registered Intellectual Property”). For each item of Registered Intellectual Property all necessary registration, maintenance and renewal fees in connection with such Registered Intellectual Property have been paid and all necessary documents and certificates in connection with such Registered Intellectual Property have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be (the “IP Authorities”), for the purposes of maintaining such Registered Intellectual Property except in cases where a Company has determined to abandon any such registration. Except as set forth on Schedule 3.9(c), there are no actions that must be taken within six months after the Closing Date, including the payment of any registration, maintenance or renewal fees or the filing of any documents, applications, certificates or responses with any IP Authorities, for the purposes of obtaining, maintaining, perfecting or preserving or renewing any Registered Intellectual Property.

(d) Schedule 3.9(d) hereto, sets forth a complete and accurate list of all agreements between the Company, on the one hand, and any Person, on the other hand, granting any right to use or practice any rights under any of the Intellectual Property owned either by the Company or by any other Person, other than generally commercially available, off-the-shelf software programs (collectively, “Intellectual Property Licenses”).

(e) Seller has no Knowledge of: (i) any unauthorized use, disclosure, infringement or misappropriation of the Company’s Intellectual Property; or (ii) any action, suit, claim or proceeding relating to the Company’s Intellectual Property that is pending or threatened against the Company or any of its officers or directors.

3.10 Consents.  Except as disclosed in Schedule 3.10, hereto, no consent, approval or authorization of, notice to, or declaration or filing with, any Governmental or Regulatory Authority or Person (the “Consents”) is required on the part of either Seller or the Company in connection with its execution, delivery and performance of this Agreement, the other Transaction Documents or the consummation of the transactions contemplated hereby or thereby.  Except as set forth on Schedule 3.10, there are no payments, liabilities or obligations under or pursuant to any Law or any contract or other agreement to which the Company or Seller is a party or is otherwise bound by that are required to be made, incurred or performed by the Company (or its successors) arising out of or as a result of the transactions contemplated by this Agreement.

3.11 Financial Statements; Accounts Receivable.

(a) Seller has delivered to Buyer true and complete copies of financial statements of the Company reviewed by a PCOAB qualified accounting firm, including a balance sheet, income statement, statement of changes in equity, and statement of cash flows for each quarter for the trailing twelve months ended June 30, 2014 (the balance sheet of the Company as at June 30, 2014 shall be referred to herein as the “Most Recent Balance Sheet”), all attached hereto as Schedule 3.11. Such balance sheets and income statements (collectively referred to herein as the “Financial Statements”) fairly present, in all material respects, the financial position of the Company as of the dates thereof, for the periods covered thereby and the results of operations of the Company for the periods set forth therein, all in conformity with GAAP applied consistently with past practices of the Company and with the Accounting Principles, subject to the absence of footnotes and, in the case of all interim period Financial Statements, to year-end adjustments.

(b) The accounts receivable which are reflected on the Most Recent Balance Sheet are bona fide receivables and represent amounts due with respect to actual arm’s length transactions entered into in the ordinary course of business, and are not subject to offsets other than in the ordinary course of business.  The accounts receivable of the Company added since the date of the Most Recent Financial Statements are bona fide receivables and represent amounts due with respect to actual arm’s length transactions entered into in the ordinary course of business, and are not subject to offsets other than in the ordinary course of business.

(c) Attached hereto as Schedule 3.11(c), is a correct and complete itemized list of the Company’s short term and long term Liabilities as reflected in the Most Recent Balance Sheet, including the name of each creditor and the amount of the indebtedness outstanding, together with any interest and fees owing as of the Closing Date.

(d) Attached hereto as Schedule 3.11(f), is a description of the consents required, if any, from Pittsfield Cooperative Bank in connection with the transactions contemplated hereby, and Pittsfield Cooperative Bank’s wire instructions.

3.12 Undisclosed Liabilities. Except as set forth on Schedule 3.12, the Company has no Liabilities required to be included in a balance sheet under GAAP, except for (i) Liabilities fully reflected or reserved against in the Financial Statements and (ii) Liabilities that have arisen after the date of the Most Recent Balance Sheet in the ordinary course of business (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement, or violation of law).

3.13 Taxes.

(a) The Company has filed all Tax Returns that it was required to file under applicable laws and regulations. All such Tax Returns were correct and complete in all respects and were prepared in compliance with all applicable laws and regulations. All Taxes due and owing by the Company (whether or not shown on any Tax Return) have been paid.  The Company is not currently the beneficiary of any extension of time within which to file any Tax Return. The Seller is not aware of any claim (including a notice of inquiry or commencement of an audit) that is currently pending by any Governmental or Regulatory Authority in a jurisdiction where the Company does not file Tax Returns that the Company is or may be subject to taxation by that jurisdiction.  There are no Liens for Taxes (other than Permitted Liens) upon any assets of the Company.

(b) The Company has withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

(c) The Seller does not expect (after due inquiry) any Governmental or Regulatory Authority to assess any additional Taxes for any period for which Tax Returns have been filed. To the Knowledge of the Seller, no foreign, federal, state, or local tax audits or administrative or judicial Tax proceedings are pending or being conducted with respect to the Company. The Company has not received from any Governmental or Regulatory Authority (including jurisdictions where the Company has not filed Tax Returns) any (i) written notice indicating an intent to open an audit or other review, (ii) request for information related to Tax matters, or (iii) written notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted, or assessed by any taxing authority against the Company. Schedule 3.13 hereto lists all United States federal, state, and local, and non-United States income Tax Returns filed with respect to the Company for taxable periods ended on or after December 31, 2010, indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject of audit. Seller has delivered to Buyer correct and complete copies of all federal income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by the Company filed or received since December 31, 2010.

(d) The Company has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(e) The Company is not a party to any agreement, contract, arrangement or plan that has resulted or could result, separately or in the aggregate, in the payment of (i) any “excess parachute payment” within the meaning of Code Section 280G (or any corresponding provision of state, local or foreign Tax law) and (ii) any amount that will not be fully deductible as a result of Code Section 162(m) (or any corresponding provision of state, local or foreign Tax law).

(f) The Company has been treated as an “S corporation” within the meaning of Code Sections 1361 and 1362, and any analogous provision of applicable United States state or local law, at all times during its existence up to and including the Closing Date.  The Company’s S corporation election will terminate effective 11:59 p.m. on the day before the Closing Date.  Seller  shall prepare and file all income tax returns of the Company for the short taxable year ending on the Closing Date and pay any Taxes shown thereon.  The Parties agree that the Company shall close its books as of the date that the Company’s S corporation election terminates as a result of the transactions contemplated herein and shall allocate tax items for the calendar year of the sale based on a closing of the books method under Section 1362(e)(3).

3.14 Legal Proceedings. Except as set forth on Schedule 3.14, there are no outstanding Orders, judgments, injunctions, rulings, charges, awards or decrees of any court, Governmental or Regulatory Authority or arbitration tribunal by which the Company, its securities, assets, properties or businesses are bound or subject.  Except as set forth on Schedule 3.14, as of the date of this Agreement:

(a) The Company is not a party, or to the Knowledge of Seller, is threatened to be made a party to any action, suit, proceeding, hearing, or investigation of, in, or before (or that could come before) any Governmental or Regulatory Authority or arbitration tribunal.

(b) Seller has no reason to believe that any such action, suit, proceeding, hearing, or investigation may be brought or threatened against the Company.

3.15 Compliance with Laws and Orders.  The Company is not in violation of, and Seller has not received any notice that the Company is, or has been, in violation of or in default under, any Law or Order, where such violation or default would have a Material Adverse Effect.  The issuance of the Purchased Shares to Seller by the Company was in compliance with applicable federal and state securities laws.

3.16 Material Contracts and Default.

(a) Schedule 3.16 hereto sets forth a true and complete list of each Contract or other agreement to which the Company is a party or by or to which any property of the Company is otherwise bound or subject that:

(i) requires payments or performance during its term involving an amount in excess of $50,000 (other than Leases, employment agreements, and agreements with insurance providers);

(ii) is an employment, consulting, non-competition, indemnification or contribution agreement;

(iii) is a services, licensing, development or supply agreement (whether or not exclusive, but other than generally commercially available, off-the-shelf software programs);

(iv) is an agreement providing for the sale, acquisition or lease of any of the properties of the Company having a value greater than $25,000 other than in the ordinary course of business;

(v) is a mortgage, pledge, security agreement or other similar agreement with respect to any of the tangible or intangible property of the Company;

(vi) is a loan agreement, credit agreement, promissory note, guaranty, letter of credit or similar agreement;

(vii) is a retainer agreement with accountants, investment bankers or other professional advisers;

(viii) is an agreement with any Governmental or Regulatory Authority;

(ix) is an agreement (other than standard confidentiality or non-disclosure agreements, customer contracts, or generally commercially available, off-the-shelf software programs) relating to the Company’ Intellectual Property Rights;

(x) is a confidentiality or non-disclosure agreement (other than standard confidentiality or non-disclosure agreements with customers or with the Company’s accountants, investment bankers or other professional advisers);

(xi) is an agreement providing for the purchase of any of the capital stock or material assets of any other Person;

(xii) is an agreement pursuant to which Seller has guaranteed or otherwise secured the obligations of the Company; or

(xiii) is a binding commitment or agreement to enter into any of the foregoing (collectively, “Material Contracts”).

(b) Seller has made available to Buyer a true and correct copy (or, if oral, a written summary) of each Material Contract. With respect to each Material Contract: (i) it is in full force and effect; (ii) to the knowledge of Seller, no other party thereto is in default or breach under it and, to Seller’s knowledge, there are no facts or circumstances existing that would constitute such a breach or default thereunder with notice or passage of time (other than as set forth on Schedule 3.6); (iii)  the Company has performed or is now performing its obligations in respect of every Material Contract to which it is a party or is bound, except for any failure to perform or default which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; and (iv) as of the date of this Agreement, to Seller’s Knowledge, no party is making or threatening any claim for damages or losses or other payments due under any Material Contract by reason of a breach or default thereunder.

(c) Other than as set forth on Schedule 3.6, no consent of any Person is necessary in order to transfer to Buyer at the Closing all rights and interests of the Company in and to the Material Contracts.

3.17 Licenses and Permits.  Set forth on Schedule 3.17 hereto, is a true and complete list of all licenses, permits, certificates of authority and the like of the Company from Governmental or Regulatory Authorities used in and material to the Business, including all contractor’s licenses (collective, “Licenses” and each a “License”). Prior to the execution of this Agreement, Seller has delivered to Buyer true and complete copies of all such Licenses. Except as disclosed in Schedule 3.17:

(a) the Company owns or validly holds all Licenses that are material to its business; and
(b) each License listed in Schedule 3.17 is in full force and effect.

3.18 Insurance.  Set forth on Schedule 3.18 hereto, is a true and complete list, as of the date of this Agreement of all liability, property and workers' compensation insurance policies currently in effect (including the names of the insurers, policy number, the expiration dates thereof, the period of time covered thereby) that insure the business, operations or employees of the Company and that (i) have been issued to the Company, or (ii) have been issued to Seller or their Affiliates for the benefit of the Company. All premiums due under each policy listed in Schedule 3.18 hereto have been paid.  None of the Company, Seller or other Persons to whom such policies have been issued (i) have received any written notice of cancellation or termination in respect of any such currently outstanding policy or (ii) is in default thereunder that would reasonably be expected to lead to the cancellation (without replacement) of such currently outstanding policies.  Schedule 3.18 contains a list of all claims in excess of $25,000.00 made under any insurance policies (other than employee plan insurance) with respect to the Business from December 31, 2011 until the date of this Agreement. As of the date of this Agreement, neither Seller nor the Company has received written notice that any insurer under any policy referred to in this Schedule 3.18 is, with respect to claims relating to the Company, denying liability with respect to a material claim thereunder or defending such material under a reservation of rights clause.

3.19 Affiliate Transactions.  Except in accordance with Company Benefit Plans, employment agreements (including the Seller Employment Agreements), and as set forth on Schedule 3.19, there are no material Liabilities (other than intercompany debt) between any Company and any current or former officer, director, stockholder, member, manager or Affiliate of the Company or any Affiliate of any such officer, director, stockholder, member, manager or Affiliate related, in any manner, to the Business, and the Company does not provide or cause to be provided any material assets, services or facilities to any such current or former officer, director, stockholder, member, manager or Affiliate.

3.20 Employees.

(a) Set forth on Schedule 3.20(a) hereto is a true and complete list of all current employees of the Company (which includes their respective positions and/or titles, dates of hire and current rates of compensation, and bonuses paid, if any) (each a “Company Employee” and collectively, the “Company Employees”).  To Seller’s Knowledge, (i) each Company Employee who is not a U.S. citizen is, and has been during his/her employment with a Company, legally authorized to work in the U.S. for the Company, (ii) has had all documentation required for such non-U.S. citizen to work in the U.S. for the Company completed and is available as required, and (iii) all such non-U.S. citizen employees have worked in compliance, in all material respects, with all applicable Laws.

(b) Except as set forth on Schedule 3.20(b), (i) there are no employment contracts or severance agreements with any employees of the Company, and (ii) there are no written personnel policies, rules, or procedures applicable to employees of the Company. True and complete copies of all such documents have been provided to Buyer prior to the date of this Agreement.

(c) No union or other collective bargaining representative has been certified or recognized by the Company as representing any of the Company Employees.

(d) To the Knowledge of Seller, no union organizing or decertification efforts are underway or threatened and no other question concerning representation exists with respect to the Company or any Company Employees.

(e) No labor strike, work stoppage, slowdown, or other material labor dispute has occurred, and none is underway or, to the Knowledge of Seller, threatened.

(f) There is no workman’s compensation liability, experience or matter outside the ordinary course of business.

(g) There is no employment-related charge, complaint, grievance, investigation, inquiry or obligation of any kind, pending or, to Seller’s Knowledge, threatened in any forum, relating to an alleged violation or breach by the Company (or its or their officers or directors) of any law, regulation or contract.

(h) To the Knowledge of Seller, no employee or agent of the Company has committed any act or omission giving rise to material liability for any violation or breach identified in subsection (g) above.

(i) To the Knowledge of Seller, no executive or manager of the Company has any present intention to terminate his or her employment.

3.21 Employee Benefits.

(a) Set forth on Schedule 3.21(a) hereto is a true and complete list of Plans maintained, sponsored or contributed to by the Company or any of its Affiliates (or to which any of them have an obligation to maintain, sponsor or contribute to) that benefit any Company Employee or former employee, stockholder, director or consultant of the Company (such plans, programs and arrangements and related trusts, insurance and annuity contracts, funding media, and related agreements and arrangements hereinafter referred to, collectively, as the “Company Benefit Plans”). For purposes of this Section, any reference to the term “the Company and its Affiliates” shall be deemed to refer also to any Person that is under common control or affiliated with the Company or any of its Affiliates within the meaning of Section 4001 of ERISA and the Regulations thereunder and Code Sections 414(b), (c), (m) or (o) and the rules and regulations promulgated thereunder.  Seller has furnished to Buyer true and complete copies of all material documents relating to the Company Benefit Plans, including each plan document (as amended), trust or funding agreement, summary plan description, employee communications, any annual reports (including all schedules or accounts opinions), actuarial reports and financial statements with respect to such Company Benefit Plans for all periods during the last two years.

(b) All Company Benefit Plans in which the Company Employees participate comply in all material respects with ERISA, the Code and all other applicable Laws and with the terms thereof. Each fiduciary as to a Company Benefit Plan has complied, in all material respects, with all applicable Laws in respect of each such Plan. Each Company Benefit Plan has at all times been administered in accordance with its terms.

(c) All required employer contributions, premiums and Taxes under or with respect to the Company Benefit Plans due to be made or paid have been made or paid, and the respective fund or funds established under the Company Benefit Plans have been funded in accordance with all applicable Laws.

(d) Other than claims in the ordinary course for benefits with respect to the Company Benefit Plans, there are no actions, suits, grievances or material claims pending against or with respect to any Company Benefit Plan or, to the Knowledge of Seller, any circumstances that could reasonably be expected to give rise to any such action, suit, grievance or claim.

(e) Each of the Company Benefit Plans that is intended to meet the requirements of Code section 401(a), now meets, and since its inception has met, the requirements for qualification under Code section 401(a) and nothing has occurred that would adversely affect the qualified status of any such Company Benefit Plan. The Internal Revenue Service has issued a favorable determination letter with respect to the qualification under the Code of each such Plan. The Company does not maintain or contribute to, and never has maintained or been obligated to contribute to, a defined benefit plan or a multiple employer welfare arrangement (as those terms are defined in Sections 3(35) and 3(40) of ERISA) or a plan or program that is subject to Code Sections 412 or 501(c)(9). Except with respect to any contribution that has accrued but is not yet due, the Company does not have any Liability (direct or indirect) with respect to any Company Benefit Plan and each Company Benefit Plan may be amended or terminated, without limitation.

(f) The Company does not contribute to, has no obligation to contribute to, or have any Liability under or with respect to any "defined benefit plan" (as defined in Section 3(35) of ERISA).

(g) The Company does not contribute to and has no obligation to contribute to, or have any Liability (including withdrawal liability as defined in Section 4201 of ERISA) under or with respect to any Multiemployer Plan (as defined in Section 3(37 of ERISA).

3.22 Environmental Matters.

(a) The Company and its predecessors and Affiliates have at all times materially complied with and are in material compliance with all Environmental Laws.

(b) Without limiting the generality of the foregoing, the Company, and its Affiliates have obtained and at all times complied with, in all material respects, and are in compliance with, in all material respects, all permits, licenses and other authorizations that are required pursuant to Environmental Laws for the occupation of their facilities and the operation of their businesses; and a true and complete list of all such permits, licenses and other authorizations is set forth on Schedule 3.22 hereto.

(c) Neither the Company, nor any of its predecessors or Affiliates has received any written or oral notice, report or other information regarding any actual or alleged violation of Environmental Laws, or any Liabilities, including any investigatory, remedial or corrective obligations, relating to any of them or their facilities arising under Environmental Laws.

(d) Except as set forth on Schedule 3.22(d), neither the Company, nor any of its predecessors or Affiliates has treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, manufactured, distributed, exposed any person to, or released any substance, including without limitation any Hazardous Materials, or owned or operated any property or facility (and no such property or facility is contaminated by any such substance) so as to give rise to any current or future Liabilities, including any Liability for fines, penalties, response costs, corrective action costs, personal injury, property damage, natural resources damages or attorneys' fees, pursuant to CERCLA, the Solid Waste Disposal Act, as amended (“SWDA”) or any other Environmental Laws.

(e) The Company has not assumed, undertaken, provided an indemnity with respect to, or otherwise become subject to, any Liability, including without limitation any obligation for corrective or remedial action, of any other Person relating to Environmental Laws.

(f) No facts, events, or conditions relating to the past or present facilities, properties, or operations of the Company, or its predecessors or Affiliates will prevent, hinder, or limit continued compliance with Environmental Laws, give rise to any investigatory, remedial, or corrective obligations pursuant to Environmental Laws, or give rise to any other Liabilities pursuant to Environmental Laws, including without limitation any relating to on-site or off-site releases or threatened releases of, or exposure to, hazardous materials, substances or wastes, personal injury, property damage or natural resources damage.

(g) Seller has furnished to Buyer all environmental audits, reports, and other material environmental documents relating to the Company or its predecessors' or Affiliates' past or current properties, facilities, or operations, if any, that are in their possession, custody, or under their reasonable control.

3.23 Customers and Suppliers.

(a) Set forth on Schedule 3.23 hereto is a true and complete list of the five largest customers of the Company for the trailing twelve (12) months ended June 30, 2014, and sets forth opposite the name of each such customer the percentage of sales attributable to such customer.

(b) Since the date of the Most Recent Balance Sheet, no supplier of the Company has indicated that it shall stop, or decrease the rate of, supplying materials, products or services to the Company, and no customer listed on Schedule 3.23 has indicated that it shall stop, or decrease the rate of, buying products or services from the Company.

3.24 Guaranties.  Set forth on Schedule 3.24 hereto is a complete and accurate list and summary description of all written guarantees in effect issued by the Company to any bank or other lender in connection with any credit facilities extended by such creditors to the Company and/or to Seller in connection with any other contracts or agreements, including the name of the such creditor and the amount of the indebtedness, together with any interest and fees owing as of the Closing Date.

3.25 Other Negotiations; Brokers. Except for the agreement with BCMS Corporate LLC (“BCMS”), fees and commissions for which will be paid by Seller, neither Seller nor any of Seller’s Affiliates (nor any investment banker, financial advisor, attorney, accountant or other Person retained by or acting for or on behalf of Seller or any such Affiliate) has entered into any agreement with any broker, investment bank or finder regarding any transaction involving the Company which could result in the Company or Buyer, or any officer, director, employee, member, manager, agent or Affiliate of Buyer, being subject to any claim for liability to said broker, investment banker or finder as a result of entering into this Agreement or consummating the transactions contemplated hereby.

3.26 Bank and Brokerage Accounts. Set forth on Schedule 3.26 hereto, as the same may be updated from time to time prior to Closing, is a true and complete list of (a) the names and locations of all banks, securities brokers and other financial institutions at which the Company has an account or safe deposit box or maintains a banking, custodial, trading or other similar relationship; (b) a description of each such account, box and relationship, indicating in each case the account number and the names of all Persons having signatory power and respect thereto; (c) credit card issuers with which the Company has an account and the names of all Persons authorized to use such accounts or have access thereto; (d) cellular telephone, phone card or other corporate accounts with which the Company has an account and the names of all Persons authorized to use such accounts or who have access thereto; and (e) all Persons holding powers of attorney from the Company.

3.27 No Other Representations or Warranties. Except for the representations and warranties of the Company contained in this ARTICLE 3 or any other Transaction Document, none of the Company or any of its representatives makes any representation or warranty, express or implied, at law or in equity, and any such other representation or warranty is hereby disclaimed.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF SELLER

Seller, represents and warrants to Buyer and the Company that each statement in this ARTICLE 4 is true and correct as of the date hereof.

4.1 Authority and Enforceability.  Seller has the requisite power and authority to enter into this Agreement and to consummate the transaction contemplated hereby.  This Agreement has been duly executed and delivered by Seller and, assuming due authorization, execution and delivery by Buyer and the Company, constitutes the valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except as such enforceability may be limited by (a) bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to creditors’ rights generally, and (b) the availability of injunctive relief and other equitable remedies.

4.2 No Conflicts; Consents.  The execution and delivery of this Agreement by Seller does not, and the consummation of the Agreement by Seller will not, (a) violate any Law applicable to such Seller, or (b) result in the creation of any security interest upon any of the assets owned or used by the Company.

4.3 Ownership of Capital Stock.  Seller holds of record and owns beneficially the Purchased Shares, free and clear of any restrictions on transfer (other than any restrictions under applicable state or Federal securities laws), security interests, Taxes, options, warrants, purchase rights, contracts, commitments, equities, claims, and demands.  Seller is not a party to any option, warrant, purchase right, or other contract or commitment (other than this Agreement) that could require Seller to sell, transfer, or otherwise dispose of any Purchased Shares.  Seller is not a party to any voting trust, proxy, or other agreement or understanding with respect to the voting of any capital stock of the Company.  Seller has the power, authority and legal capacity to sell, transfer, assign and deliver such Purchased Shares as provided in this Agreement, and such delivery will convey to Buyer good and marketable title to such Purchased Shares, free and clear of all security interests.  At the Closing, neither Seller nor any third party will have any rights whatsoever (other than any granted or provided by Buyer) with respect to the Purchased Shares or to any other securities, or incidents of ownership, of or in the Company.  After the Closing, Seller shall own none of the capital stock of the Company.

4.4 Brokers.  Other than BCMS, no broker, finder or investment banker is entitled to any brokerage, finders or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Seller or any Affiliate of Seller.

4.5 Investment. Seller (a) understands that the Forcefield Shares, the Seller Notes issued to Seller pursuant to this Agreement, and any Forcefield Shares issuable to Seller under any Seller Notes, or issued to Seller prior to the date of this Agreement, have not been, and will not be, registered under the Securities Act, or under any state securities laws, and are being issued to Seller in reliance upon Federal and State exemptions for transactions not involving any public offering, (b) is acquiring the Forcefield Shares and the Seller Notes solely for his own account for investment purposes, and not with a view to the distribution thereof, (c) is a sophisticated investor with knowledge and experience in business and financial matters, (d) has received such information concerning Buyer and has had the opportunity to obtain additional information as desired in order to evaluate the merits and the risks inherent in holding Forcefield Shares and the Seller Notes, (e) is able to bear the economic risk and lack of liquidity inherent in holding Forcefield Shares and the Seller Notes, and (f) is an “accredited investor” as such term is defined under Rule 501(a) of Regulation D under the Securities Act.

4.6 No Disqualification Events.  Seller is not subject to any of the “Bad Actor” disqualifications described in Rule 506(d)(1)(i) to (viii) under the Securities Act.

4.7 No Other Representations or Warranties. Except for the representations and warranties of Seller contained in ARTICLES 3 and 4 or any other Transaction Document, none of Seller or any of his representatives makes any representation or warranty, express or implied, at law or in equity, and any such other representation or warranty is hereby disclaimed.

ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller that each statement contained in this ARTICLE 5 is true and correct as of the date hereof.

5.1 Organization.  Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the State of Nevada.

5.2 Authority.  Buyer has all requisite corporate power and authority to execute and deliver this Agreement and the other Transaction Documents and to perform the transactions contemplated hereby and thereby.  The execution, delivery and performance of this Agreement and the other Transaction Documents, and the consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary limited liability company action on the part of Buyer.  This Agreement has been duly executed and delivered by Buyer and constitutes a valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms.

5.3 Effect of Agreement.  The execution, delivery and performance of this Agreement or the other Transaction Documents do not and will not (a) conflict with or result in a violation or breach of any of the terms, conditions or provisions of the Articles of Incorporation, By-Laws or any other organizational or governing document of Buyer; (b) constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which Buyer is subject; (c) require any consent, notice to or filing with any governmental authority on behalf of Buyer; (d) result in any violation or breach of, constitute (with or without notice or lapse of time or both) a default under or conflict with (or give rise to a right of termination, amendment, cancellation or acceleration of any material obligation or loss of any benefit under) the provisions of any agreement to which Buyer is a party or by which it or any of its properties or assets is otherwise bound; or (e) create any Lien on any of the properties or assets of Buyer.

5.4 Investment. Buyer (a) understands that the Purchased Shares sold to Buyer pursuant to this Agreement have not been, and will not be, registered under the Securities Act, or under any state securities laws, and are being issued to Buyer in reliance upon Federal and State exemptions for transactions not involving any public offering, (b) is acquiring the Purchased Shares solely for his own account for investment purposes, and not with a view to the distribution thereof, (c) is a sophisticated investor with knowledge and experience in business and financial matters, (d) has received such information concerning Seller and has had the opportunity to obtain additional information as desired in order to evaluate the merits and the risks inherent in holding the Purchased Shares, (e) is able to bear the economic risk and lack of liquidity inherent in holding the Purchased Shares, and (f) is an “accredited investor” as such term is defined under Rule 501(a) of Regulation D under the Securities Act.

5.5 Capitalization of Buyer. The authorized and issued and outstanding capital stock of Buyer is set forth on Schedule 5.5 hereto.  All of the issued and outstanding capital stock of Buyer has been duly authorized and validly issued and are fully paid and nonassessable.  All of the issued and outstanding capital stock of the Buyer has been issued in compliance with all applicable Law.  There are no outstanding Purchase Rights with respect to the capital stock of Buyer or agreements, arrangements or understandings to issue Purchase Rights with respect to the capital stock of Buyer, nor are there any preemptive rights or agreements, arrangements or understandings to issue preemptive rights with respect to the issuance or sale of the capital stock of Buyer. To Buyer’s knowledge, no stockholder of Buyer has entered into any agreements with respect to the voting of capital shares of Buyer.

5.6 Valid Issuance. The Forcefield Shares, when issued, sold and delivered in accordance with the terms and for the consideration set forth in this Agreement, will be validly issued, fully paid and nonassessable, free of restrictions on transfer other than restrictions on transfer under the Lockup Agreement, applicable state and federal securities laws, and free and clear of all Liens.  Assuming the accuracy of the representations of Seller in Section 4.5 and subject to the filings pursuant to Regulation D of the Securities Act, and applicable state securities laws, which have been made or will be made in a timely manner, the Forcefield Shares will be issued in compliance with all applicable federal and state securities laws.

5.7 Buyer SEC Filings. Buyer has filed with the U.S. Securities and Exchange Commission (the “SEC”) all reports, schedules, forms, statements, prospectuses, registration statements, and other documents, as such documents may be amended or supplemented, required to be filed with the SEC by Buyer since January 1, 2013 (collectively, together with any exhibits and schedules thereto, and other information incorporated therein, the “Buyer SEC Documents”). As of its filing date: (a) each Buyer SEC Document complied as to form in all material respects with the applicable requirements of the 1933 Act and the 1934 Act, as the case may be, at the time of such filing, and (b) each Buyer SEC Document did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

5.8 Financial Statements.

(a) Buyer has delivered to Seller true and complete copies of (i) audited financial statements of Buyer including a balance sheet, income statement, statement of changes in equity, and statement of cash flows for the year ended December 31, 2013 (the “Buyer December 31, 2013 Financial Statements”) and (ii) unaudited financial statements of Buyer including a balance sheet, income statement, statement of changes in equity, and statement of cash flows for the six months ended June 30, 2014 (the “Buyer Recent Financial Statements Date”). Such balance sheets and income statements (collectively referred to herein as the “Buyer Financial Statements”) fairly present, in all material respects, the financial position of Buyer as of the dates thereof, for the periods covered thereby and the results of operations of Buyer for the periods set forth therein, all in conformity with GAAP applied consistently with past practices of Buyer, subject to the absence of footnotes and, in the case of all interim period Buyer Financial Statements, to year-end adjustments.

5.9 Undisclosed Liabilities. Buyer has no Liabilities required to be included in a balance sheet under GAAP, except for (i) Liabilities fully reflected or reserved against in the Buyer Financial Statements and (ii) Liabilities that have arisen after the date of the Buyer Recent Financial Statements Date in the ordinary course of business (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement, or violation of law).

5.10 Compliance with Laws and Orders.  Buyer is not in violation of, and Buyer has not received any notice that Buyer is, or has been, in violation of or in default under, any Law or Order, where such violation or default would have a material adverse effect on Buyer and its subsidiaries taken as a whole.

5.11 Other Negotiations; Brokers. Neither Buyer nor any of Buyer’s Affiliates (nor any investment banker, financial advisor, attorney, accountant or other Person retained by or acting for or on behalf of Buyer or any such Affiliate) has entered into any agreement with any broker, investment bank or finder regarding any transaction involving Buyer which could result in Buyer, or any officer, director, employee, member, manager, agent or Affiliate of Seller, being subject to any claim for liability to said broker, investment banker or finder as a result of entering into this Agreement or consummating the transactions contemplated hereby.

5.12 Solvency. Immediately after giving effect to the transactions contemplated by this Agreement, Buyer will not (a) be insolvent (either because its financial condition is such that the sum of its debts is greater than the fair value of its assets or because the fair salable value of its assets is less than the amount required to pay its probable liability on its existing debts as they mature), (b) have unreasonably small capital with which to engage in its business or (c) have incurred debts beyond its ability to pay as they become due.

5.13 No Other Representations or Warranties. Except for the representations and warranties of Buyer contained in ARTICLE 5 or any other Transaction Document, none of Buyer or any of its representatives makes any representation or warranty, express or implied, at law or in equity, and any such other representation or warranty is hereby disclaimed.

ARTICLE 6
COVENANTS

6.1 Public Announcements.   None of Seller, the Company, or Buyer and their respective Affiliates, shall, without the prior written approval of the other Parties, issue any press releases or otherwise make any public statements with respect to the transactions contemplated by this Agreement.

6.2 Further Assurances.  Upon the terms and subject to the conditions hereof, each of the Parties hereto shall execute such documents and other instruments and take such further actions as may be reasonably required to carry out the provisions hereof and consummate this Agreement and the transactions contemplated hereby.

6.3 General Waiver of Claims.  Seller (a) acknowledges and agrees that, after due inquiry and analysis, the terms of the transactions contemplated by this Agreement are fair to the Company and Seller and (b) subject to the consummation of such transactions, waives any and all rights conferred upon Seller in connection with Seller’s ownership of shares of capital stock, including, but not limited to, any and all rights set forth in the Company’s Charter Documents and any other relevant agreement, as applicable, in connection with the transactions contemplated by this Agreement; provided, however, that Seller does not waive any of his indemnification rights under ARTICLE 8.

6.4 Confidentiality.  Following the Closing Date, Seller shall treat and hold as confidential all information concerning the businesses, affairs, properties, employees, finances, products, technologies and operations of the Company and any notes, analyses, compilations, studies, forecasts, interpretations or other documents that are derived from, contain, reflect or are based upon any such information (the “Company Confidential Information”) and refrain from using any of the Company Confidential Information except as otherwise contemplated by this Agreement; provided, however, that nothing in this Section 6.4 shall prohibit the disclosure of any Company Confidential Information (a) that is required to be disclosed in connection with any Law or any Action before any Governmental Entity (provided that Seller provides Buyer with prior notice of the contemplated disclosure and, if permissible, reasonably cooperates with Buyer at Buyer’s expense in seeking a protective order or other appropriate protection of such Company Confidential Information, (b) that is or becomes publicly available without a breach of this Agreement, (c) that was known to Seller prior to Seller’s receipt of such information from the Company (or its agents), (d) that was independently developed by Seller without reference to or use of the Company Confidential Information, (e) that is disclosed to Seller or any of his representatives on a non-confidential basis by a third party, provided that Seller is not aware that such third party is subject to a contractual, legal, fiduciary, or other obligation of confidentiality with respect to such information, (f) to the extent necessary to assert any right or defend against any claim arising as a result of the transactions contemplated hereby, including in connection with the indemnification provisions set forth in ARTICLE 8, or (g) to Seller’s affiliates, agents, counsel, representatives, or advisers.

6.5 Further Action.  Following the Closing, each of the Parties hereto shall use its commercially reasonable efforts to take such further actions (including the execution and delivery of such further instruments and documents) as shall reasonably be required, after the Closing Date, but at the sole cost and expense of the Party requesting the same, to fulfill the purposes of this Agreement.

6.6 Line of Credit Repayment.  If not provided at the Closing, Seller shall within five (5) days after the Closing Date (i) obtain and file, or have Pittsfield Cooperative Bank file a Form UCC-3 termination statement terminating all Liens on collateral securing any Liabilities under the Line of Credit.

6.7 Registration Statement.  Buyer agrees that if it conducts a public offering of its securities pursuant to a registration statement filed with the SEC prior to the maturity of Seller Note 1, that a portion of the net proceeds from such offering will be used to pay the remaining principal balance of Seller Note 1.

6.8 Post-Closing Restrictive Covenants.

(a) For a period of three (3) years from the Closing Date, Seller shall not, alone or in conjunction with any other Person, or directly or indirectly through Seller’s present or future Affiliates, directly or indirectly own, manage, operate, join, be employed by, have a financial interest in, control or participate in the ownership, management, operation or control of, or use or permit his name to be used in connection with, or be otherwise connected in any manner with any business or enterprise engaged in the Business anywhere in the United States of America, provided that the foregoing restriction shall not be construed to prohibit Seller and/or any of Seller’s Affiliates from (i) the ownership, in the aggregate, of not more than ten percent (10%) of any class of securities of any corporation which is engaged in any of the businesses or enterprises described above, so long as Seller has no active participation in the corporation or management thereof, or (ii) the acquisition or ownership of any securities that are acquired as consideration for any assets or securities disposed of by any of Seller or any of Seller’s Affiliates.

(b) For a period of three (3) years from the Closing Date, Seller shall not, directly or indirectly, or through an Affiliate, (i) recruit, solicit, or induce any Company Employee or consultant to the Company at any time, to terminate his or her employment or consulting relationship with the Company, (ii) interfere in any other way with the employment, or other relationship, of any Company Employee or consultant to the Company or (iii) solicit, induce, encourage or attempt to solicit, induce or encourage any client, customer or supplier, or any potential client, customer or supplier, of the Company to cease, diminish or not commence or continue doing business with the Company. The foregoing restrictions shall not preclude general solicitations in newspapers or similar mass media not targeted towards a particular employee or client, customer or supplier.

6.9 Books and Records.  After the Closing, Buyer will, and will cause the Company to, retain all books, records and other documents pertaining to the business in existence on the Closing Date for a period of five years from the Closing Date, and to make the same available in a manner as not to interfere unreasonably with the Company’s normal business operations after the Closing Date for such five year period for inspection and copying by Seller and its representatives during the normal business hours of the Company, upon reasonable request and upon reasonable advance notice.

6.10 Indemnification.

(a) Buyer agrees to cause all rights to indemnification or exculpation now existing in favor of the directors, officers, employees and agents of the Company, as provided in the Charter Documents or otherwise in effect as of the date hereof, to survive the transactions contemplated hereby and to continue in full force and effect and that the Company on its own behalf, will perform and discharge the Company’s obligations to provide such indemnity and exculpation. To the maximum extent permitted by applicable Law, such indemnification shall be mandatory rather than permissive, and the Company shall advance expenses in connection with such indemnification, in each case as provided in the Charter Documents or other applicable agreements as in effect as of the date hereof.  The indemnification and liability limitation or exculpation provisions of the Charter Documents shall not be amended, repealed or otherwise modified after the Closing in any manner that would adversely affect the rights thereunder of individuals who, as of the Closing Date or at any time prior to the Closing Date, were directors, officers, employees or agents of the Company, unless such modification is required by applicable Law.

(b) The directors, officers, employees and agents of the Company entitled to the indemnification, liability limitation, and exculpation set forth in this Section 6.10 are intended to be third party beneficiaries of this Section 6.10.  This Section 6.10 shall survive the consummation of the transactions contemplated hereby and shall be binding on all successors and assigns of Buyer and the Company.

6.11 Employee Benefit Matters.  During the period beginning on the Closing Date and ending on the first (1st) anniversary of the Closing Date, Buyer shall cause to be provided to employees of the Company, who continue to be employed by the Company, at least the same salary or hourly wage rate as provided to such employees immediately prior to the Closing, and employee benefits that are substantially similar in the aggregate to the Company Benefit Plans maintained by the Company as of the date hereof.  Buyer further agrees that, from and after the Closing Date, Buyer shall and shall use commercially reasonable efforts to cause the Company to grant all of its employees credit for any service with the Company earned prior to the Closing Date (i) for eligibility and vesting purposes and (ii) for purposes of vacation accrual and severance benefit determinations under any benefit or compensation plan, program, agreement or arrangement that may be established or maintained by Buyer or the Company on or after the Closing Date (the “New Plans”).  In addition, Buyer shall use commercially reasonable efforts to (A) cause to be waived all pre~~-~~existing condition exclusions and actively-at-work requirements and similar limitations, eligibility waiting periods and evidence of insurability requirements under any New Plans to the extent waived or satisfied by an employee under any Employee Benefit Plan as of the Closing Date and (B) cause any deductible, co-insurance and covered out-of-pocket expenses paid on or before the Closing Date by any employee (or covered dependent thereof) of the Company to be taken into account for purposes of satisfying the corresponding deductible, coinsurance and maximum out-of~~-~~pocket provisions after the Closing Date under any applicable New Plan in the year of initial participation.  Nothing contained herein, express or implied, is intended to confer upon any employee of the Company any right to continued employment for any period or continued receipt of any specific employee benefit, or shall constitute an amendment to or any other modification of any New Plan or Company Benefit Plan.

6.12 Release of Seller Guarantees.  As soon as practicable following the Closing, Buyer shall, and shall cause the Company to, acquire releases for all of the personal guarantees, indemnification and similar commitments of Seller or any of his Affiliates (including, without limitation, the termination or release of any and all Uniform Commercial Code financing statements perfecting a security interest on any assets of Seller or any of his Affiliates) given with respect to the bonding or any indebtedness, liability, lease, credit card, vehicle, supplier agreement, or obligation of the Company, including, without limitation, those set forth in Schedule 6.12(a) (the “Seller Guarantees & Commitments”), and any Liabilities of Seller or such Affiliates thereunder shall be assumed by Buyer.  Buyer agrees to provide any further guarantees as may be required in order to obtain the releases of Seller and his Affiliates described in this Section.  Until all of the Seller Guarantees & Commitments have been released in accordance with this Section 6.12(a), Buyer shall indemnify the Seller and his Affiliates for any Liability incurred by them in connection with such unreleased Seller Guarantees & Commitments. Buyer will, and will cause the Company and each of their respective representatives and Affiliates to, use its best efforts to take promptly, or cause to be taken, all actions, and to do promptly, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Section 6.12, including amending, executing and delivering, any and all documents necessary to effect the foregoing releases.

ARTICLE 7
CLOSING

7.1 Closing. The sale and delivery of the Purchased Shares to Buyer, the payment of the portion of the Purchase Price payable to Seller on the Closing Date, and the consummation of the other respective obligations of the Parties hereto contemplated by this Agreement will take place at a closing (the “Closing”), which will be held at the offices of Buyer on the date hereof (the “Closing Date”).

7.2 Deliveries by Seller and the Company. At the Closing, the Company and Seller will deliver, or cause to be delivered, unless waived by Buyer, the following to Buyer:

(a) The Consents listed on Schedule 7.2(a) (the “Required Consents”);

(b) (i) copies of the Charter Documents, including all amendments thereto (provided, that such copies certified by the Secretary of the Commonwealth of Massachusetts shall be provided as soon as practicable following the Closing), and (ii) a certificate from the Secretary of the Commonwealth of Massachusetts to the effect that  the Company is in good standing in Massachusetts, listing all Charter Documents of the Company on file and attesting to the Company’s payment of all franchise Taxes, and (iii) certificates from the Secretary of State or other appropriate official in each jurisdiction in which the Company is qualified or admitted to do business as a foreign corporation to the effect that the Company is duly qualified or admitted in good standing in such jurisdiction, all of such certificates to be dated no more than twenty (20) days before the Closing Date;

(c) executed certificates of the secretary or other appropriate officer of the Company, dated the Closing Date, in form and substance reasonably satisfactory to Buyer, certifying (i) the resolutions of the board of directors of the Company authorizing the execution and performance of this Agreement and the transactions contemplated hereby and certifying that they have not been rescinded or amended; (ii) as to the incumbency of the officers of the Company executing this Agreement, and/or any related agreement, and including specimen signatures; (iii) that no vote, approval or consent of any holder of capital stock of the Company is required or necessary to consummate the transactions contemplated by this Agreement;

(d) certificates representing the Purchased Shares, duly endorsed for transfer or accompanied by stock powers executed in blank;

(e) the corporate minute books and capital stock records of the Company;

(f) this Agreement executed by Seller and the Company;

(g) the other Transaction Documents to which the Company or Seller is a party, duly executed by the Company and Seller, as applicable;

(h) duly executed employment agreements by and between the Company and each of Seller, Travis DuPont, and Keith Schollard (collectively, the “Seller Employment Agreements”) in a form reasonably acceptable to Buyer;

(i) Payoff letter from Pittsfield Cooperative Bank with respect to the Line of Credit; and

(j) affidavit executed by Seller, dated as of the Closing Date, sworn under penalty of perjury and in form and substance required under the Treasury Regulations issued pursuant to Code section 1445 stating that such Seller is not a “Foreign Person” as defined in Code §1445 (the “FIRPTA Affidavit”).

7.3 Deliveries by Buyer. At the Closing, Buyer will deliver or cause to be delivered, unless waived by Seller, the following to Seller:

(a) this Agreement and the other Transaction Documents to which Buyer is a party, duly executed by Buyer;

(b) payment of the Employee Transaction Payments and the Purchase Price, including originally issued share certificates and promissory notes; and

(c) executed certificates of the secretary or other appropriate officer of Buyer, dated the Closing Date, in form and substance reasonably satisfactory to Seller, certifying (i) the resolutions of the board of directors of Buyer authorizing the execution and performance of this Agreement and the transactions contemplated hereby and certifying that they have not been rescinded or amended; (ii) as to the incumbency of the officers of Buyer executing this Agreement, and/or any related agreement, and including specimen signatures.

ARTICLE 8
INDEMNIFICATION

8.1 Indemnification by Seller.  Subject to the specific limitations set forth herein, Seller shall indemnify, defend and hold harmless Buyer and its officers, directors, members, managers and Affiliates  (the “Buyer Indemnified Parties”) in respect of, and hold each of them harmless from, against, and with respect to any and all Losses suffered, incurred or sustained by any of them, resulting from, arising out of or relating to any of the following:

(a) any misrepresentation or breach of any of the representations or warranties by Seller contained in or made pursuant to this Agreement;

(b) any breach of or noncompliance with any covenant, or agreement made by Seller contained in or made pursuant to this Agreement;

(c) any misrepresentation or breach of any of the representations or warranties of the Company contained in or made pursuant to this Agreement;

(d) any failure by the Company to perform or observe, in full, any covenant, agreement or condition to be performed or observed by it pursuant to this Agreement; or

(e) (i) all Taxes (or the non-payment thereof) of the Company for all taxable periods ending on or before the Closing Date and the portion through the end of the Closing Date for any taxable period that includes (but does not end on) the Closing Date (“Pre-Closing Tax Period”), (ii) all Taxes of any member of an affiliated, consolidated, combined or unitary group of which the Company is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulation Section 1.1502-6 or any analogous or similar state, local, or foreign law or regulation,  and (iii) any and all Taxes of any person (other than the Company) imposed on the Company as a transferee or successor, by contract or pursuant to any law, rule, or regulation, which Taxes relate to an event or transaction occurring before the Closing.

8.2 Indemnification by Buyer. Subject to the specific limitations set forth herein, Buyer shall indemnify, defend and hold harmless Seller and his Affiliates (“Seller Indemnified Parties”) from, against and with respect to any Loss arising out of or in connection with any of the following:

(a) any breach of any of the representations and warranties of Buyer contained in or made pursuant to this Agreement;

(b) any failure by Buyer to perform or observe, in full, any covenant, agreement or condition to be performed or observed by it pursuant to this Agreement; or

(c) (i) all Taxes (or the non-payment thereof) of the Company for all taxable periods ending after the Closing Date and the portion commencing after the Closing Date for any taxable period that includes (but does not start on) the day immediately following the Closing Date (“Post-Closing Tax Period”), (ii) all Taxes of any member of an affiliated, consolidated, combined or unitary group of which the Company is or was a member follwoing the Closing Date, including pursuant to Treasury Regulation Section 1.1502-6 or any analogous or similar state, local, or foreign law or regulation,  and (iii) any and all Taxes of any person (other than the Company) imposed on the Company as a transferee or successor, by contract or pursuant to any law, rule, or regulation, which Taxes relate to an event or transaction occurring follwoing the Closing.

8.3 Limitations on Indemnity.  The indemnification provided for in Sections 8.1 and 8.2 above is subject to the following limitations:

(a) No Party will be liable hereunder with respect to claims referred to in Sections 8.1 and 8.2 above unless the Person seeking  indemnification gives written notice thereof within the Applicable Limitation Date.  Notwithstanding any implication to the contrary contained in this Agreement, so long as a the Person seeking indemnification delivers written notice of a claim no later than the Applicable Limitation Date, the other Party shall be required to indemnify hereunder for all Losses (following the final determination of such liability pursuant to and in accordance with Section 8.5) which such Person may incur (subject to the De Minimus Amount, Basket and the Cap, if applicable) in respect of the matters which are the subject of such claim, regardless of when incurred.

(b) An Indemnified Party shall not be entitled to indemnification under Sections 8. 1 or 8. 2 (except in the case of fraud) for any individual item, or group of related or similar items arising out of the same condition or circumstance, where the Losses related thereto for which the Indemnifying Party would otherwise be required to provide indemnification are less than $5,000 (the “De Minimis Amount”); provided, however, that if the Losses related thereto for which the Indemnifying Party would otherwise be required to provide indemnification equal or exceed the De Minimis Amount, then the Indemnified Party shall be entitled to indemnification in full for all such Losses without regard to the De Minimis Amount (but subject to the other limitations set forth in this Section 8.3).

(c) An Indemnified Party shall not be entitled to indemnification under Sections 8.1 or 8.2 (except in the case of fraud) unless the aggregate amount of the Indemnifying Party’s indemnification obligations under Sections 8.1 or 8.2, as applicable, exceeds $75,000 (the “Basket”), in which event the Indemnifying Party shall be responsible only for Losses to the extent of the amount by which such aggregate Losses exceed the Basket.

(d) The aggregate amount of all Losses paid by an Indemnifying Party pursuant to Sections 8.1(a), 8.1(c), or 8.2(a) (except in the case of fraud) shall not exceed $750,000 (the “Cap”).

(e) The aggregate amount of all Losses paid by an Indemnifying Party shall not exceed the Purchase Price (including any adjustments thereto, but excluding any actual or potential Earnout Payments).

(f) Any payment made under this ARTICLE 8 in respect of any indemnification claim shall be reduced by an amount equal to any Tax benefits attributable to such claim but only to the extent that such Tax benefits are actually recognized by the Party in the Tax year in which such Losses were incurred and, in the event that such Tax benefit is realized after the indemnification payment to which such Loss relates is paid, the Indemnified Party shall remit to the Indemnifying Party the lesser of (A) such Tax benefit and (B) the amount of the indemnification payment.

(g) The amount of Losses required to be paid by any Person in any year will be reduced to the extent of any amounts an indemnified Party actually receives (i) pursuant to the terms of the insurance policies (if any) covering an indemnification claim (determined after giving effect to any increase in premiums resulting therefrom) or (ii) other payment from a third party.  In the event that such insurance proceeds or other payment are received after the indemnification payment to which Loss relates is paid, the indemnified Party shall remit to the indemnifying Party the lesser of (A) such insurance proceeds or such other payment, as applicable, and (B) the amount of the indemnification. The Parties agree to use their commercially reasonable efforts to assert such rights and obtain such recoveries with respect to insurance policies and indemnification or other payment rights against third parties.

(h) A Buyer Indemnified Party shall not be entitled to indemnification under this Agreement to the extent the amounts related to the claims for Losses of the Buyer Indemnified Party were included and taken into account in the June Balance Sheet or the calculation of the Actual Closing Date Net Working Capital.

(i) Seller shall not have any Liability under any provision of this Agreement for, and the amount of the Losses shall not include, any consequential, indirect, special, punitive, exemplary or other similar damages, other than compensatory damages; provided, however, that the limitations set forth in this Section 8.3 shall not prevent a Buyer Indemnified Party from being indemnified for all components of awards against such Buyer Indemnified Party in any Third Party Claims, including consequential, indirect, special, punitive, exemplary and other similar damages.

(j) No Person shall be entitled to indemnification under ARTICLE 8 with regard to any Losses to the extent that such Losses are caused by actions taken by Buyer or the Company after the Closing.  After the Closing, Buyer shall, and shall cause the Company to, promptly notify Seller upon becoming aware of any fact, circumstance, occurrence or event that Buyer believes could reasonably indicate or suggest that any of the representations and warranties contained in Sections 3 or 4 may be inaccurate or incomplete in any respect, and Buyer and the Company shall utilize all commercially reasonable efforts to mitigate such Losses.

8.4 Survival of Representations. All representations and warranties of Seller and the Company contained in this Agreement or otherwise made in writing in connection with the transactions contemplated hereby shall survive the execution and delivery of this Agreement and the Closing and shall continue through and including the date that is eighteen (18) months from the Closing Date, with the exception of the representations and warranties set forth in Section 4.2 (Authority; Enforceability), Section 5.2 (Authority; Enforceability), Section 3.3 (Capitalization), Section 5.5 (Capitalization), and Section 3.13 (Taxes), , which shall have no expiration other than applicable statutes of limitation (the “Applicable Limitation Date”).

8.5 Method of Asserting Claims. All claims for indemnification by any party seeking to be indemnified hereunder (the “Indemnified Party”) under this ARTICLE 8 will be asserted and resolved as follows:

(a) In order for an Indemnified Party to be entitled to any indemnification provided for under Section 8.1 or 8.2 in respect of, arising out of or involving a claim or demand made by any Person not a Party, or an Affiliate of a Party, to this Agreement against the Indemnified Party (a “Third Party Claim”), the Indemnified Party shall deliver a written notice of such Third Party Claim (the “Claim Notice”) to the indemnifying party (the “Indemnifying Party”) within ten (10) days after receipt by such Indemnified Party of written notice of the Third Party Claim; provided, that failure to give such Claim Notice shall not affect the indemnification provided hereunder except to the extent the Indemnifying Party shall have been actually prejudiced as a result of such failure. Any Claim Notice shall (i) state with reasonable specificity the basis on which indemnification is being asserted, (ii) set forth the amount (estimated, if not known and if reasonably ascertainable at such time) of Losses for which indemnification is being asserted, and (iii) be accompanied by copies of all relevant pleadings, demands and other documentation in the possession of the Indemnified Party.

(b)  If a Third Party Claim is made against an Indemnified Party, the Indemnifying Party shall be entitled to participate in the defense thereof and, if it so chooses, to assume and control the defense thereof with counsel selected by the Indemnifying Party, which counsel must be reasonably satisfactory to the Indemnified Party (which the Parties hereto acknowledge and agree that Seward & Kissel LLP and Gusrae Kaplan Nusbaum PLLC, in each case, shall be deemed reasonable for purposes of this Agreement). Should the Indemnifying Party so elect to assume the defense of a Third Party Claim, the Indemnifying Party (x) shall within ten (10) days after receipt of the Claim Notice give written notice to the Indemnified Party of such election to assume the defense of such Third Party Claim and (y) shall not be liable to the Indemnified Party for legal expenses subsequently incurred by the Indemnified Party in connection with the defense thereof, but shall continue to pay for any other Loss suffered. If the Indemnifying Party assumes such defense, the Indemnified Party shall have the right to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the Indemnifying Party. If (i) the Indemnifying Party shall not assume the defense of a Third Party Claim with counsel reasonably satisfactory to the Indemnified Party within a reasonable time after any Claim Notice, or (ii) legal counsel for the Indemnified Party notifies the Indemnifying Party in writing that there are or may be, and there is in fact a reasonable legal basis for believing that are, material legal defenses available to the Indemnifying Party or to other Indemnified Parties which are materially different from or additional to those available to the Indemnified Party, which, if the Indemnified Party and the Indemnifying Party were to be represented by the same counsel, would constitute a conflict of interest for such counsel which prejudices prosecution of the defenses available to such Indemnified Party, or (iii) if the Indemnifying Party shall assume the defense of a Third Party Claim and fails to diligently prosecute such defense, then in each such case the Indemnified Party, by notice to the Indemnifying Party, may employ its own counsel and control the defense of the Third Party Claim, but in such event it shall be the obligation of the Indemnified Party to do so in a reasonably prudent manner, and, if it shall do so, the Indemnifying Party shall be liable for the reasonable out-of-pocket fees, charges and disbursements of counsel employed by the Indemnified Party, and the Indemnified Party shall be promptly reimbursed for any such reasonable out-of-pocket fees, charges and disbursements, as and when incurred.  Whether the Indemnifying Party or the Indemnified Party control the defense of any Third Party Claim, the Parties hereto shall cooperate in the defense thereof. Such cooperation shall include (1) the retention and provision to the counsel of the controlling party of records and information which are reasonably relevant to such Third Party Claim, (2) making employees available on a mutually convenient basis to provide additional information and explanation or any material provided hereunder, (3) keeping the other Party fully informed as to all matters concerning such Third Party Claim, (4) promptly notifying the other Party in writing of any and all significant developments relating thereto, and (5) consulting with the other Party prior to acting on major matters, including settlement discussions. In the event the Indemnifying Party controls the defense of any Third Party Claim, the Indemnifying Party shall have the right to settle, compromise or discharge a Third Party Claim (other than any such Third Party Claim in which criminal conduct is alleged) without the Indemnified Party's consent if such settlement, compromise or discharge (i) constitutes a complete and unconditional discharge and release of the Indemnified Party, and (ii) provides for no relief other than the payment of monetary damage and such monetary damages are paid or otherwise satisfied in full by the Indemnifying Party or the Indemnified Party has no liability therefor. In the event the Indemnified Party controls the defense of any Third Party Claim, the Indemnified Party shall have the right to settle, compromise or discharge a Third Party Claim (other than any such Third Party Claim in which criminal conduct is alleged) without the Indemnifying Party's consent if such settlement, compromise or discharge (i) constitutes a complete and unconditional discharge and release of the Indemnifying Party, and (ii) provides for no relief other than the payment of monetary damage.

(c) In the event any Indemnified Party should have a claim under Section 8.1 or 8.2 against any Indemnifying Party that does not involve a Third Party Claim, the Indemnified Party shall promptly deliver a written notice of such claim (the “Indemnity Notice”) to the Indemnifying Party. The failure by any Indemnified Party to give the Indemnity Notice shall not impair such party's rights hereunder except to the extent that an Indemnifying Party demonstrates that it has been prejudiced thereby. Any Indemnity Notice shall (i) state with reasonable specificity the basis on which indemnification is being asserted, (ii) set forth the amount (estimated, if not known and if reasonably ascertainable at such time) of Losses for which indemnification is being asserted, and (iii) be accompanied by copies of all relevant documentation in the possession of the Indemnified Party. If the Indemnifying Party has disputed its liability with respect to such claim, the Indemnifying Party and the Indemnified Party will proceed in good faith to negotiate a resolution of such dispute, and, if not resolved through negotiations within thirty (30) days (or such shorter period as may end on the last day of any applicable statute of limitations that falls within such 30 day period), any Party shall have the right to take any legal or equitable action permitted by this Agreement that it deems necessary or appropriate.

8.6 Exclusive Remedy. Except in the case of (a) fraud, (b) an action for which equitable relief is sought, or (c) matters relating to Sections 2.2 or 2.5, the sole recourse and exclusive remedy of Buyer and Seller arising out of this Agreement or any Transaction Document, or otherwise arising from the transactions contemplated hereby or thereby, shall be to assert a claim for indemnification under the indemnification provisions of ARTICLE 8.

8.7 Tax Matters.  The following provisions shall govern the allocation of responsibility as between Buyer and Seller for certain tax matters following the Closing Date:

(a) Straddle Period.  In the case of any taxable period that includes (but does not end on) the Closing Date (a “Straddle Period”), the amount of any Taxes based on or measured by income or receipts of the Company for the Pre-Closing Tax Period shall be determined based on an interim closing of the books as of the close of business on the Closing Date and the amount of other Taxes of the Company for a Straddle Period that relates to the Pre-Closing Tax Period shall be deemed by the results during such interim period.

(b) S Corporation Status.  Prior to the Closing Date, the Company and Seller shall not revoke the Company’s election to be treated as a Subchapter S corporation within the meaning of Sections 1361 and 1362 of the Code.  The Company and Seller shall not take or allow any action (other than the sale of the Company’s stock pursuant to this agreement) that would result in the termination of the Company’s status as a validly electing S corporation within the meaning of Sections 1361 and 1362 of the Code.  The Parties agree the S corporation election shall terminate on the Closing Date.

(c) Tax Periods Ending on or before Closing Date.  Seller shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for the Company for all periods ending on or prior to the Closing Date that are filed after the Closing Date.  To the extent permitted by applicable law, Seller shall include any income, gain, loss, deduction or other tax items for such periods on their Tax Returns in a manner consistent with the Schedule K-1s furnished by the Company to Seller for such periods.

(d) Cooperation on Tax Matters.

(i) Buyer, the Company and Seller shall cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the filing of Tax Returns and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other Party's request) the provision of records and information reasonably relevant to any such audit, litigation, or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Company, Seller, and Buyer agree (A) to retain all books and records with respect to Tax matters pertinent to the Company relating to any taxable period beginning before the Closing Date until expiration of the statute of limitations (and, to the extent notified by Buyer or Seller, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (B) to give the other Party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other Party so requests, the Company or Seller, as the case may be, shall allow the other Party to take possession of such books and records.

(ii) Buyer and Seller further agree, upon request, to use their best efforts to obtain any certificate or other document from any governmental authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including with respect to the transactions contemplated hereby).

(e) Tax-Sharing Agreements. All tax-sharing agreements or similar agreements with respect to or involving the Company shall be terminated as of the Closing Date and, after the Closing Date, the Company shall not be bound thereby or have any liability thereunder.

(f) Certain Taxes.  All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest, and expenses in connection with the filing thereof) imposed by the Commonwealth of Massachusetts incurred in connection with the transfer of the Purchased Shares pursuant to this Agreement shall be paid ½ by Seller and ½ by Buyer when due, and Seller shall file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other Taxes and fees, and, if required by applicable law, Buyer shall, and shall cause its affiliates to, join in the execution of any such Tax Returns and other documentation.  Buyer shall be responsible for any other such Taxes.

8.8 Offsets.  In the event that Buyer shall have any claims for indemnification (following the final determination of Seller’s liability pursuant to and in accordance with Section 8.5), without limiting Buyer’s and the Company’s other rights and remedies, Buyer, shall be entitled to recover such claims by (i) first reducing the principal amount of Seller Note 1, regardless of any prior adjustments to the principal amount of Seller Note 1 pursuant to Section 2.3 and after the principal amount of Seller Note 1 has been reduced to zero, then (ii) deduct the remaining amount of such claims against any entitlement of Seller to an Earnout Payment under Section 2.4 or otherwise in respect of this Agreement (collectively, the “Right of Offset”).

8.9 Purchase Price Adjustments.  Amounts paid to or on behalf of Seller or Buyer as indemnification shall be treated as adjustments to the Purchase Price.

8.10 Prior Knowledge.  No Party can make a claim for indemnification under this ARTICLE 8 for any matters actually known to such Party on or prior to the Closing Date; provided, however, that the burden of proving that knowledge prior to Closing Date of the Indemnified Party shall rest with the Indemnifying Party.

ARTICLE 9
MISCELLANEOUS

9.1 Notices.  Any notice, request, demand, waiver, consent, approval or other communication which is required or permitted hereunder shall be in writing and shall be deemed given: (a) on the date established by the sender as having been delivered personally; (b) on the date delivered by a private courier as established by the sender by evidence obtained from the courier; (c) on the date sent by facsimile or electronic mail, with confirmation of transmission, if sent during normal business hours of the recipient, if not, then on the next Business Day; or (d) on the fifth day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid.  Such communications, to be valid, must be addressed as follows:

If to Buyer:

ForceField Energy Inc.
245 Park Avenue, 39th Floor New York, NY 10167
Attn: David Natan
Facsimile: 212-792-4001
E-mail:  dnatan@forcefieldenergy.com

With a required copy to:

Gusrae Kaplan Nusbaum PLLC
120 Wall Street
New York, NY 10005
Attention:  Lawrence Nusbaum
Facsimile: 212-809-5449
E-mail: lnusbaum@gusraekaplan.com

If to Seller or the Company to:

Mitchell Barack
ESCO Energy Services Company
309 Pittsfield Road
Lenox, MA 01240
Facsimile: 413-551-0001
Email: mbarack@goesco.com

With a required copy to:

Seward & Kissel LLP
One Battery Park Plaza
New York, NY 10004
Attn: James E. Abbott, Esq.
Facsimile: 212-480-8421
E-mail: abbott@sewkis.com

or to such other address or to the attention of such person or persons as the recipient party has specified by prior written notice to the sending party (or in the case of counsel, to such other readily ascertainable business address as such counsel may hereafter maintain). If more than one method for sending notice as set forth above is used, the earliest notice date established as set forth above shall control.

9.2 Amendments and Waivers.  Any term of this Agreement may be amended only by a written agreement signed by all of the Parties hereto or waived only a written waiver of the applicable Party.

9.3 Expenses.  Each Party shall bear its own costs and expenses in connection with this Agreement and the transactions contemplated by this Agreement, including all legal, accounting, financial advisory, consulting and all other fees and expenses of third parties.

9.4 Successors and Assigns.  This Agreement may not be assigned by any Party hereto without the prior written consent of the other Parties.  Subject to the foregoing, all of the terms and provisions of this Agreement shall inure to the benefit of and be binding upon the Parties hereto and their respective executors, heirs, personal representatives, successors and assigns.

9.5 Governing Law.  This Agreement and the Exhibits and Schedules hereto shall be governed by and interpreted and enforced in accordance with the Laws of the State of New York, without giving effect to any choice of Law or conflict of Laws rules or provisions that would cause the application of the Laws of any jurisdiction other than the State of New York.

9.6 Consent to Jurisdiction.  Each Party irrevocably submits to the exclusive jurisdiction of (a) the State of New York, and (b) the United States District Court for the Southern District of New York, for the purposes of any Action arising out of this Agreement or any transaction contemplated hereby.  Each Party further agrees that service of any process, summons, notice or document by U.S.  registered mail to such Party’s respective address set forth above shall be effective service of process for any Action in New York with respect to any matters to which it has submitted to jurisdiction in this Section 9.6.

9.7 Counterparts.  This Agreement may be executed in any number of counterparts, and any Party hereto may execute any such counterpart, each of which when executed and delivered shall be deemed to be an original and all of which counterparts taken together shall constitute but one and the same instrument.  This Agreement shall become effective when each Party hereto shall have received a counterpart hereof signed by the other Parties hereto.  The Parties agree that the delivery of this Agreement may be affected by means of an exchange of facsimile signatures or via electronic mail which shall be deemed original signatures thereof.

9.8 Third Party Beneficiaries.  No provision of this Agreement is intended to confer upon any person or entity other than the Parties hereto any rights or remedies hereunder; except that (a) the Employee Transaction Payments are intended for the benefit of certain employees of the Company, (b) the provisions of ARTICLE 10 are intended for the benefit of the Buyer Indemnified Parties and the Seller Indemnified Parties, and (c) the provisions of Section 6.10 are intended for the benefit of the individuals described therein.

9.9 Entire Agreement.  This Agreement, the other Transaction Documents and the documents, instruments and other agreements specifically referred to herein or delivered pursuant hereto or thereto set forth the entire understanding of the Parties hereto with respect to this Agreement.  All Exhibits and Disclosure Schedules referred to herein are intended to be and hereby are specifically made a part of this Agreement. Any and all previous agreements and understandings between or among the Parties regarding the subject matter hereof (including without limitation the Letter of Intent, dated July 21, 2014, by and between Buyer and Seller), whether written or oral, are superseded by this Agreement.

9.10 Disclosure Schedules.  A disclosure made by Seller, the Company, or Buyer in any Section of the Schedules (or subparts thereof) shall qualify Sections of the Schedules (or subparts thereof) to which such disclosure is referenced or cross-referenced or to the extent that it is reasonably apparent from a reading of such disclosure that such disclosure is applicable to such other Sections of the Schedules (or subparts thereof). Except as the context otherwise requires, the inclusion of any item in the Schedules is not evidence that the item meets any applicable category, standard of materiality or other threshold contained within this Agreement, and certain items listed in the Schedules are for informational purposes only, notwithstanding the fact that they are not required to be listed therein by the terms of this Agreement.

9.11 Captions.  All captions and headings contained in this Agreement are for convenience of reference only, do not form a part of this Agreement and shall not affect in any way the meaning or interpretation of this Agreement.

9.12 Severability.  Any provision of this Agreement which is invalid or unenforceable in any jurisdiction shall be ineffective to the extent of such invalidity or unenforceability without invalidating or rendering unenforceable the remaining provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

9.13 Specific Performance. The Parties each agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by them in accordance with the terms hereof and that each Party shall be entitled to specific performance of the terms hereof, in addition to any other remedy at Law or equity.

9.14 Attorneys’ Fees.  If any action at law or in equity (including arbitration) is necessary to enforce or interpret the terms of any of the Agreement, the prevailing Party shall be entitled to reasonable attorneys’ fees, costs and disbursements in addition to any other relief to which such Party may be entitled.

9.15 Legal Representation.  In any dispute or claim arising under or in connection with this Agreement, including under ARTICLE 8, the Seller shall have the right, at his election, to retain the firm of Seward & Kissel LLP to represent him in such matter and the Buyer and, following the Closing, the Company, for themselves and for their respective successors and assigns, hereby irrevocably waive any objection and consent to any such representation in any such matter.  The Buyer, for itself, its successors and assigns, and following the Closing, for the Company, hereby irrevocably acknowledges and agrees that all communications between the Company, and/or the Seller, and their counsel, including Seward & Kissel LLP, made in connection with the negotiation, preparation, execution, delivery and closing under, or after the Closing between the Seller and such counsel in connection with any dispute or claim arising under or in connection with, this Agreement, or any matter relating to any of the foregoing, are privileged communications, such privilege belongs solely to Seller, and none of Buyer, any Person purporting to act on behalf of or through Buyer, and following the Closing, the Company, will seek to obtain the same by any process.

9.16 Delivery of Financial Statements.  As promptly as practical after the Closing Date, the Company shall deliver to Buyer a balance sheet, income statement, statement of changes in equity, and statement of cash flows for the Company as of and for the fiscal year ended December 31, 2013 reviewed by a PCOAB qualified accounting firm.

ARTICLE 10
DEFINITIONS

10.1 Definitions.  When used in this Agreement, the following capitalized terms shall have the following meanings:

(a) “1933 Act” means the Securities Act of 1933, as amended (and any successor thereto) and the rules and regulations promulgated thereunder.

(b) “1934 Act” means the Securities Exchange Act of 1934, as amended (and any successor thereto) and the rules and regulations promulgated thereunder.

(c) “Accounting Principles” means the accounting principles and methods specifically set forth in the Financial Statements.

(d) “Affiliate” means, with respect to any Person, any and all other Persons that control, are controlled by, or are under common control with, such Person. For purposes of the foregoing, “control” of a Person shall mean direct or indirect ownership of 50% or more of the securities or other interests of such Person having by their terms ordinary voting power to elect or appoint a majority of the board of directors or others performing similar functions with respect to such Person.

(e) “Basis” means any past or present fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction that forms or could form the basis for any specified consequence.

(f) “Business” means the energy efficient lighting business as conducted by the Company as of the Closing.

(g) “Business Day” means any day other than Saturday, Sunday and any day on which banking institutions in the United States located in New York, New York are authorized by law or other governmental action to close.

(h) “Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

(i) “Contract” means an agreement, written or oral, between the Company and any other Person which obligates either the Company or such other Person to do or not to do a particular thing.

(j) “EBITDA” means, for any period of determination, the Company’s earnings before interest, taxes depreciation and amortization, all determined in accordance with GAAP applied consistently with past practices of the Company and with the Accounting Principles.

(k) “Employee Transaction Payments” means the payments to the employees pursuant to the employees’ respective letter agreements with Seller, which will in the aggregate equal $425,000 of cash upon payment of Seller Note 2, 87,700 Forcefield Shares at Closing, and $425,000 of cash, subject to reduction, upon payment of Seller Note 1, but which shall exclude any Company tax, social security, and other payroll withholding obligations and deductions in connection therewith)1.

(l) “Environmental Liabilities” means any cost, damages, expense, liability, obligation, or other responsibility arising from or under (a) any Environmental Law and consisting of or relating to (i) any environmental matters or conditions (including on-site or off-site contamination and environmental regulation of chemical substances or products); (ii) fines, penalties, judgments, awards, settlements, legal or administrative proceedings, out-of-pocket damages and necessary and required response, investigative, remedial, or inspection costs and expenses arising under Environmental Law; (iii) financial responsibility under Environmental Law for clean-up costs or corrective action, including any necessary and required investigation, clean-up, removal, containment, or other remediation or response actions required by Environmental Law and for any natural resource damages; or (iv) any other compliance, corrective, investigative, or remedial measures required under Environmental Law; or (b) any common law causes of action, including, but not limited to, negligence, trespass or nuisance, based on violation by a Company of Environmental Laws, releases by a Company of Hazardous Materials, or actions or omissions by a Company that exposes others to Hazardous Materials. The terms “removal,” “remedial,” “response action”, and “release” shall have the meanings provided for such terms under, and shall include the types of activities covered by, the United States Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. Section 9601 et seq., as amended (“CERCLA”).

(m)  “Environmental Laws” means, as amended and as now and hereafter in effect, all federal, state, local, and foreign statutes, regulations, ordinances, and other provisions having the force or effect of law, all judicial and administrative orders and determinations, and all common law concerning public health and safety, worker health and safety, pollution, or protection of the environment, including, without limitation, all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any Hazardous Materials, substances, or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, noise, or radiation.

1 NTD: The Seller should get credit for these deductions in the pre-closing tax period of the Company.

(n) “Environmental Permit” means any federal, state, local, provincial, or foreign permits, licenses, approvals, consent or authorizations required by any Governmental or Regulatory Authority under or in connection with any Environmental Law and includes any and all orders, consent orders or binding agreements issued or entered into by a Governmental or Regulatory Authority under any applicable Environmental Law.

(o)  “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

(p) “ERISA Affiliate” means any entity that would be deemed to be a “single employer” with the Company under Section 414(b), (c), (m) or (o) of the Code or Section 4001 of ERISA.

(q) “Forcefield Shares” means shares of common stock, $0.001 par value per share, of Buyer.

(r) “GAAP” means United States generally accepted accounting principles as in effect from time to time, consistently applied.

(s) “Governmental or Regulatory Authority” means any federal, state, regional, municipal or local court, legislative, executive or regulatory authority or agency, board, commission, department or subdivision thereof.

(t) “Hazardous Activity” means the clean-up, distribution, generation, handling, importing, management, manufacturing, processing, production, refinement, release, storage, transfer, transportation, treatment, or use (including any withdrawal or other use of groundwater) of Hazardous Materials.

(u) “Hazardous Materials” means (i) any petroleum or petroleum products, petroleum and gas exploration and production wastes, brine, solid wastes, polychlorinated biphenyls (PCB's), radioactive materials, asbestos in any form that is, or that is likely to become, friable, and (ii) any chemicals, materials, substances or wastes which are now or hereafter become defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “extremely hazardous wastes,” “restricted hazardous wastes,” “toxic substances,” “toxic pollutants” or words of similar import, under any applicable Environmental Law.

(v) “Knowledge” or “Knowledge of Seller” or “To Seller’s Knowledge” means the actual knowledge (after reasonable inquiry) of a particular fact or other matter by Mitchell Barack or Travis DuPont.

(w) “Law” means any federal, state, county, or local laws, statutes, regulations, rules, codes, ordinances, orders, decrees, judgments or injunctions enacted, adopted, issued or promulgated by any Governmental or Regulatory Authority, from time to time.

(x) “Lien” means any mortgage, deed of trust, pledge, lien, claim, security interest, covenant, restriction, easement, preemptive right, or any other encumbrance or charge of any kind.

(y) “Leased Real Property” means all leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures, or other interest in real property held by the Company.

(z) “Lease” or “Leases” means an agreement(s) between a Company and any other Person which creates the relationship of landlord and tenant (with regard to real property) or lessor and lessee (with regard to real and/or personal property).

(aa) “Liability” means any liability or obligation of whatever kind or nature (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

(bb) “Line of Credit” means that certain Line of Credit by and between the Company and Pittsfield Cooperative Bank personally guaranteed by Seller.

(cc) “Line of Credit Balance” means the outstanding balance of funds drawn down by the Company under the Line of Credit as of the date immediately preceding the Closing Date.

(dd) “Lock-Up Agreement” means the Lock-Up Agreement, dated as of the date hereof, by and between Seller and Buyer, which shall restrict the transfer of any Forcefield Shares issued to Seller pursuant to this Agreement.

(ee) “Loss” or “Losses” means any and all liability, damages (including for diminution of value), fines, fees, penalties and expenses, including without limitation, interest, reasonable expenses of investigation, court costs, reasonable out-of-pocket fees and expenses of attorneys, accountants and other experts or other reasonable out-of-pocket expenses of litigation or other legal proceedings (such fees and expenses to include all reasonable out-of-pocket fees and expenses, such as reasonable out-of-pocket fees and expenses of attorneys), incurred in connection with the rightful enforcement of rights under this Agreement against any Party hereto, and whether or not arising out of third party claims against an Indemnified Party.

(ff) “Material Adverse Effect” means any material adverse effect on the business or financial condition of the Company taken as a whole; provided, however, none of the following shall be taken into account in determining whether there has been a Material Adverse Effect: (i) changes in conditions in the United States or the capital or financial markets or the world economy generally and which changes do not have a disproportionately adverse effect on the Company, taken as a whole, and the Business; (ii) changes in general legal, regulatory, political, economic or business conditions or changes in GAAP that, in each case, do not have a disproportionate impact on the Company, taken as a whole, relative to their industry peers; (iii) acts of God or any hostilities, acts of war, sabotage, terrorism or military actions, or any escalation or worsening of any such hostilities (provided that the Business is not disproportionately affected as compared to other participants in the same industry); (iv) any failure to meet internal or published projections, estimates or forecasts of revenues, earnings or other measures of financial or operating performance for any period (provided that the exceptions in this clause (iv) are strictly limited to any such failure in and of itself and shall not prevent or otherwise affect a determination that any fact, circumstance, development, condition, event, change, effect or occurrence underlying such failure otherwise has resulted in, or contributed to, a Material Adverse Effect); and (v) the announcement, execution, performance or consummation of this Agreement or the transactions contemplated hereby.

(gg) “Net Working Capital” means, as of a specified date and calculated in accordance with GAAP and the Accounting Principles by the Company prior to the Closing: (i) the sum of the dollar amounts of the following current asset accounts of the Company:  cash and cash equivalents, accounts receivable, inventories, other current assets and prepaid expenses, less (ii) the sum of the dollar amounts of the following current liability accounts of the Company: accounts payable (which shall include the face amount of any checks of the Company outstanding as of the Closing) and accrued expenses.  In no event will Net Working Capital include any portion of any Debt, Transaction Expenses (or any “prepaid” or other asset created as the result of the payment of a Transaction Expense).

(hh) “Order” means any writ, judgment, decree, injunction or similar order of any Governmental or Regulatory Authority (in each such case whether preliminary or final).

(ii) “Party” means any of Buyer, the Company or Seller individually.

(jj) “Parties” means the Buyer, the Company and Seller collectively.

(kk) “Permitted Lien” means: (a) liens created under any Lease, except any lien arising as a result of any failure to timely make any payment or failure to perform any other obligation or other default under such Lease; (b) liens for Taxes that are not yet due and payable or that are being contested in good faith by appropriate proceedings; (c) mechanics, materialmen's, landlords', carriers', warehousemen's, and other liens imposed by law incurred in the ordinary course of business; (d) zoning restrictions, land use regulations, declarations, reservations, provisions, covenants, conditions, waivers, restrictions on the use of property and third party easements, rights of way, leases or similar matters that are recorded in the county records where the effected property is located and do not prohibit the use of the property as currently used; (e) the absence of executed rights of way or easements, or a defect in any executed right of way or easement, where such rights have been or can be otherwise obtained through a proceeding under prescription or other operation of law; (f) deposits or pledges to secure obligations under worker's compensation, social security or similar laws, or under unemployment insurance; (g) deposits or pledges to secure bids, tenders, contracts (other than contracts for the payment of money), leases (including liens securing rental payments under any lease arrangements that are secured by the personal property being rented thereby), statutory obligations, surety and appeal bonds, performance bonds and other obligations of like nature arising in the ordinary course of the Business and made, created or arising prior to the Closing Date; (h) leases or subleases granted by or to others (and identified in the Schedules hereto); (i) precautionary Uniform Commercial Code financing statements regarding operating leases which leases are either disclosed in Schedule 3.16(v) hereto or no longer in effect; and (j) Liens disclosed in Schedule A-1  hereto which Buyer has agreed may remain in place after the Closing.

(ll) “Person” means an individual, partnership, joint venture, trust, corporation, limited liability company or other legal entity or Governmental or Regulatory Authority.

(mm) “Plan” means each bonus, deferred compensation, incentive compensation, supplemental retirement, stock purchase, stock option, restricted stock, deferred stock, stock appreciation right, severance or termination pay, health, life insurance, disability, flexible benefit, cafeteria plan, educational assistance, supplemental unemployment benefits, profit-sharing, pension, stock bonus, retirement plan or “employee benefit plan” (as defined in Section 3(3) of ERISA, program, agreement or arrangement of Seller applicable to any Company Employee.

(nn) “Pledge and Security Agreement” means the Pledge and Security Agreement, dated as of the date hereof, by and between Buyer and Seller, pursuant to which Buyer shall pledge 687,500 Forcefield Shares as security for the Seller Note.

(oo) “Purchase Right” with respect to any Person means any security, right, subscription, warrant, option, restricted equity, equity appreciation rights, phantom units, puts, calls, exchange rights or other Contract that gives the right to purchase or otherwise receive or be issued any shares of capital stock or other equity interests of such Person or any security of any kind convertible into or exchangeable or exercisable for any shares of capital stock or other equity interests of such Person.

(pp) “Seller Debt Balance” means the outstanding balance of the loans issued from Seller to the Company that are set forth on Schedule 3.19 and that Buyer agrees to cause the Company to repay in full after the Closing Date on the maturity dates set forth in such Schedule 3.19.

(qq) “Taxes” means any and all taxes, charges, fees, levies or other assessments, including, without limitation, all net income, gross income, gross receipts, excise, stamp, real or personal property, ad valorem, withholding, estimated, social security, unemployment, occupation, use, sales, service, service use, license, net worth, payroll, franchise, severance, transfer, recording or other taxes, assessments or charges imposed by any Governmental or Regulatory Authority, whether computed on a separate, consolidated, unitary, combined or other basis, and in each case such term shall include any interest, penalties, or additions to tax attributable thereto.

(rr) “Tax Return” means any return, report or similar statement required to be filed with respect to any Tax (including any attached schedules), including, without limitation, any information return, claim for refund, amended return or declaration of estimated Tax and including any return of an affiliated, combined or unitary group.

(ss) “Transaction Documents” means this Agreement, the Lock-Up Agreement, the Pledge and Security Agreement, the Seller Employment Agreements and the Seller Notes.

(tt) “Treasury Regulations” means proposed, temporary and final regulations promulgated under the Code.

10.2 Interpretation.

(a) The meaning assigned to each term defined herein shall be equally applicable to both the singular and the plural forms of such term and vice versa, and words denoting either gender shall include both genders as the context requires.  Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning.

(b) The terms “hereof,” “herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement.

(c) When a reference is made in this Agreement to an Article, Section, paragraph, Exhibit or Schedule, such reference is to an Article, Section, paragraph, Exhibit or Schedule to this Agreement unless otherwise specified.

(d) The word “include,” “includes” and “including” when used in this Agreement shall be deemed to be followed by the words “without limitation,” unless otherwise specified.

(e) A reference to any Party to this Agreement or any other agreement or document shall include such Party’s predecessors, successors and permitted assigns.

(f) Reference to any Law means such Law as amended, modified, codified, replaced or reenacted, and all rules and regulations promulgated thereunder.

(g) The Parties have participated jointly in the negotiation and drafting of this Agreement.  Any rule of construction or interpretation otherwise requiring this Agreement to be construed or interpreted against any Party by virtue of the authorship of this Agreement shall not apply to the construction and interpretation hereof.

(h) All references to “$” shall be the Dollars of the United States of America.

(i) All accounting terms used and not defined herein shall have the respective meanings given to them under GAAP.

[Signature Page Follows]

IN WITNESS WHEREOF, Buyer, the Company, and Seller have caused this Agreement to be signed by their respective officers thereunto, duly authorized as of the date first written above.

BUYER:

FORCEFIELD ENERGY INC.

By:	/s/ David Natan
Name: David Natan
Title: Chief Executive Officer

THE COMPANY:

ESCO ENERGY SERVICES COMPANY

By:	/s/ Mitchell Barack
Name: Mitchell Barack
Title: President

SELLER:

/s/ Mitchell Barack
Mitchell Barack